Exhibit 99.4

Report of Independent Registered Public Accounting Firm

The Partners
EnLink Midstream Partners, LP:
We have audited the accompanying consolidated balance sheets of EnLink Midstream Partners, LP (a Delaware limited partnership) and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of operations, changes in partners’ equity, and cash flows for each of the years in the three-year period ended December 31, 2014. These consolidated financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of EnLink Midstream Partners, LP and subsidiaries as of December 31, 2014 and 2013, and the results of their operations and their cash flows for each of the years in the three‑year period ended December 31, 2014, in conformity with U.S. generally accepted accounting principles.
As discussed in Note 2(h) to the financial statements, effective March 7, 2014, the Partnership has elected to change its method of accounting for computing depreciation under the units-of-production method to the straight-line method for certain assets. That change is a change in accounting estimate effected by and inseparable from the change in accounting principle.

/s/ KPMG LLP
Dallas, Texas
May 28, 2015

ENLINK MIDSTREAM PARTNERS, LP
Consolidated Balance Sheets

	December 31,
	2014 (1)	2013
	(In millions, except unit data)
ASSETS
Current assets:
Cash and cash equivalents	$9.6	$—
Accounts receivable:
Trade, net of allowance for bad debt	139.0	0.4
Accrued revenues and other	253.3	—
Related party	121.6	—
Fair value of derivative assets	16.7	—
Natural gas and natural gas liquids inventory, prepaid expenses and other	30.8	5.8
Assets held for disposition	—	72.7
Total current assets	571.0	78.9
Property and equipment, net of accumulated depreciation of $1,426.3 and $1,169.8, respectively	5,042.8	1,768.1
Intangible assets, net of accumulated amortization of $36.5	533.0	—
Goodwill	2,257.8	401.7
Fair value of derivative assets	10.0	—
Investments in unconsolidated affiliates	270.8	61.1
Other assets, net	16.6	—
Total assets	$8,702.0	$2,309.8
LIABILITIES AND PARTNERS' EQUITY
Current liabilities:
Drafts payable	$13.2	$—
Accounts payable	108.6	1.7
Accounts payable to related party	3.0	—
Accrued gas, condensate and crude oil purchases	204.5	—
Contract liability	20.3	—
Accrued capital expenditures	22.6	—
Fair value of derivative liabilities	3.0	—
Accrued interest	16.9	—
Other current liabilities	90.0	38.8
Liabilities held for disposition	—	37.0
Total current liabilities	482.1	77.5
Long-term debt	2,022.5	—
Asset retirement obligations	12.4	7.7
Other long-term liabilities	84.0	—
Deferred tax liability	73.1	440.9
Fair value of derivative liabilities	2.0	—
Partners' equity:
Predecessor	—	1,783.7
Common unitholders (245,421,549 units issued and outstanding at December 31, 2014 )	5,833.3	—
General partner interest (1,594,974 equivalent units outstanding at December 31, 2014 )	180.3	—
Non-controlling interest	12.3	—
Total partners' equity	6,025.9	1,783.7
Commitments and contingencies (Note 13)
Total liabilities and partners' equity	$8,702.0	$2,309.8
(1) Information has been recast to include results attributable to the 50% limited partner interest in Midstream Holdings (as defined below) (the “Transferred Interests”) acquired by the Partnership (as defined below) from Acacia (as defined below) and the VEX Interests (as defined below) acquired by the Partnership from Devon.

See accompanying notes to consolidated financial statements.

ENLINK MIDSTREAM PARTNERS, LP
Consolidated Statements of Operations

	Years ended December 31,
	2014 (1)	2013	2012
	(In millions, except per unit data)
Revenues:
Revenues	$2,412.7	$179.4	$153.9
Revenues - affiliates	1,073.0	2,116.5	1,753.9
Gain on derivatives	22.1	—	—
Total revenues	3,507.8	2,295.9	1,907.8
Operating costs and expenses:
Purchased gas, NGLs, condensate and crude oil (2)	2,494.5	1,736.3	1,428.1
Operating expenses (3)	283.6	156.2	149.9
General and administrative (4)	94.5	45.1	41.7
Depreciation and amortization	284.3	187.0	145.4
Gain on sale of property	(0.1)	—	—
Impairments	—	—	16.4
Gain on litigation settlement	(6.1)	—	—
Total operating costs and expenses	3,150.7	2,124.6	1,781.5
Operating income	357.1	171.3	126.3
Other income (expense):
Interest expense, net of interest income	(47.4)	—	—
Equity in income of equity investment	18.9	14.8	2.0
Gain on extinguishment of debt	3.2	—	—
Other expense	(0.5)	—	—
Total other income (expense)	(25.8)	14.8	2.0
Income from continuing operations before non-controlling interest and income taxes	331.3	186.1	128.3
Income tax provision	(22.0)	(67.0)	(46.2)
Net income from continuing operations	309.3	119.1	82.1
Discontinued operations:
Income (loss) from discontinued operations, net of tax	1.0	(2.3)	(5.2)
Income from discontinued operations attributable to non-controlling interest, net of tax	—	(1.3)	(1.1)
Discontinued operations, net of tax	1.0	(3.6)	(6.3)
Net income	310.3	115.5	75.8
Net loss attributable to the non-controlling interest	(0.2)	—	—
Net income attributable to EnLink Midstream Partners, LP	$310.5	$115.5	$75.8
Predecessor interest in net income (5)	$35.5	$—	$—
General partner interest in net income	$138.3	$—	$—
Limited partners' interest in net income attributable to EnLink Midstream Partners, LP	$136.7	$—	$—
Net income attributable to EnLink Midstream Partners, LP per limited partners' unit:
Basic common unit	$0.59	$—	$—
Diluted common unit	$0.59	$—	$—
(1) Financial information has been recast to include the financial position and results attributable to the Transferred Interests and VEX Interests.
(2) Includes $354.3 million, $1,588.2 million and $1,310.3 million for the year ended December 31, 2014, 2013 and 2012, respectively, of affiliate purchased gas.
(3) Includes $5.9 million, $36.2 million and $33.8 million for the year ended December 31, 2014, 2013 and 2012, respectively, of affiliate operating expenses.
(4) Includes $11.6 million, $45.1 million and $41.7 million for the year ended December 31, 2014, 2013 and 2012, respectively, of affiliate general and administrative expenses.
(5) Represents net income attributable to the Predecessor (as described below) for the periods prior to March 7, 2014.
See accompanying notes to consolidated financial statements.

ENLINK MIDSTREAM PARTNERS, LP
Consolidated Statements of Changes in Partners' Equity
Years ended December 31, 2014, 2013 and 2012

	Common Units		General Partner Interest		Predecessor Equity	Non- Controlling Interest

	$	Units	$	Units	$	$	Total
			(In millions)
Balance, December 31, 2011	$—	—	$—	—	$1,856.0	$45.3	$1,901.3
Distributions from the Predecessor	—	—	—	—	21.5	—	21.5
Distributions from non-controlling interest	—	—	—	—	—	3.4	3.4
Net income	—	—	—	—	75.8	—	75.8
Balance, December 31, 2012	—	—	—	—	1,953.3	48.7	2,002.0
Distributions to the Predecessor	—	—	—	—	(285.1)	—	(285.1)
Distributions to non-controlling interest	—	—	—	—	—	(1.6)	(1.6)
Sale of non-controlling interest	—	—	—	—	—	(47.1)	(47.1)
Net income	—	—	—	—	115.5	—	115.5
Balance, December 31, 2013	—	—	—	—	1,783.7	—	1,783.7
Distributions to the Predecessor	—	—	—	—	(71.9)	—	(71.9)
Elimination of deferred taxes due to reorganization of predecessor	—	—	—	—	444.5	—	444.5
Issuance of units for reorganization of predecessor equity	1,095.9	120.5	—	—	(2,191.8)	1,095.9	—
Issuance of common units for acquisition of Partnership	3,329.6	109.1	48.7	1.6	—	—	3,378.3
Issuance of common units	412.0	14.6	—	—	—	—	412.0
Acquisition of interest in joint venture	31.0	1.0	—	—	—	7.2	38.2
Proceeds from exercise of unit options	0.4	0.1	—	—	—	—	0.4
Conversion of restricted units for common units, net of units withheld for taxes	(0.7)	0.1	—	—	—	—	(0.7)
Unit-based compensation	9.0	—	10.4	—	—	—	19.4
Distributions	(222.7)	—	(17.1)	—	—	—	(239.8)
Distributions to non-controlling interest	—	—	—	—	—	(159.5)	(159.5)
Non-controlling interest contributions	—	—	—	—	—	5.3	5.3
Acquisition of interest in Midstream Holdings (1)	936.4	—	—	—	—	(936.4)	—
Acquisition of VEX Interests (2)	105.7	—	—	—	—	—	105.7
Net income	136.7	—	138.3	—	35.5	(0.2)	310.3
Balance, December 31, 2014 (3)	$5,833.3	245.4	$180.3	1.6	$—	$12.3	$6,025.9

(1)	Financial information has been recast to include the financial position and results attributable to the Transferred Interests.

(2)	Financial information has been recast to include the financial position and results attributable to the VEX Interests.

(3)
Limited partner common units outstanding do not include Class D Common Units and Class E Common Units issued on February 17, 2015 and May 27, 2015, respectively, for the acquisition of the Transferred Interests.

See accompanying notes to consolidated financial statements.

ENLINK MIDSTREAM PARTNERS, LP
Consolidated Statements of Cash Flows

	Years Ended December 31,
	2014 (1)	2013	2012
	(In millions)
Cash flows from operating activities:
Net income from continuing operations	$309.3	$119.1	$82.1
Adjustments to reconcile net income to net cash provided by operating activities, net of assets acquired or liabilities assumed:
Depreciation and amortization	284.3	187.0	145.4
Asset impairments	—	—	16.4
Accretion expense	0.5	0.5	0.4
Gain on extinguishment of debt	(3.2)	—	—
Non-cash unit-based compensation	19.4	—	—
Gain on sale of property and other assets	(0.1)	—	—
Deferred tax expense (benefit)	15.3	35.5	(12.9)
Gain on derivatives recognized in net income	(22.1)	—	—
Cash settlements on derivatives	(0.3)	—	—
Amortization of debt issue costs	1.7	—	—
Amortization of premium on notes	(2.9)	—	—
Distribution of earnings from equity investments	7.0	10.9	0.4
Equity in income of equity investments	(18.9)	(14.8)	(2.0)
Changes in assets and liabilities:
Accounts receivable, accrued revenue and other	(85.4)	—	—
Natural gas and natural gas liquids, prepaid expenses and other	(6.9)	0.7	(2.6)
Accounts payable, accrued gas and crude oil purchases and other accrued liabilities	(18.3)	(8.6)	(17.5)
Net cash provided by operating activities	479.4	330.3	209.7
Cash flows from investing activities:
Additions to property and equipment	(796.0)	(244.3)	(337.2)
Acquisition of business	(421.1)	—	—
Proceeds from sale of property	0.1	—	—
Investment in limited liability company	(5.7)	—	(17.1)
Distribution from limited liability company in excess of earnings	10.9	1.1	1.9
Net cash used in investing activities	(1,211.8)	(243.2)	(352.4)
Cash flows from financing activities:
Proceeds from borrowings	3,151.5	—	—
Payments on borrowings	(2,501.3)	—	—
Payments on capital lease obligations	(3.0)	—	—
Increase in drafts payable	10.2	—	(1.6)
Debt refinancing costs	(18.5)	—	—
Conversion of restricted units, net of units withheld for taxes	(0.7)	—	—
Proceeds from issuance of common units	412.0	—	—
Distributions to non-controlling interest	(159.5)	—	—
Contributions by non-controlling interest	6.3	—	—
Distribution to partners	(239.8)	—	—
Contributions by (distributions to) Predecessor	(21.3)	(151.2)	87.8
Contribution from Devon	105.7	—	—
Proceeds from exercise of unit options	0.4	—	—
Net cash provided by (used in) financing activities	742.0	(151.2)	86.2
Cash flow from discontinued operations:
Net cash provided by operating activities	5.0	31.1	66.9
Net cash provided by (used in) investing activities	(0.6)	154.2	61.0
Net cash used in financing activities-net distributions to Devon and non-controlling interests	(4.4)	(136.8)	(63.9)
Net cash provided by discontinued operations	—	48.5	64.0
Net increase (decrease) in cash and cash equivalents	9.6	(15.6)	7.5
Cash and cash equivalents, beginning of period	—	15.6	8.1
Cash and cash equivalents, end of period	$9.6	$—	$15.6
Cash paid for interest	$53.8	$—	$—
Cash paid for income taxes	$7.1	$—	$—
(1) Financial information has been recast to include the financial position and results attributable to the VEX Interests.

See accompanying notes to consolidated financial statements.

ENLINK MIDSTREAM PARTNERS, LP
Notes to Consolidated Financial Statements
December 31, 2014 and 2013

(1) Organization and Summary of Significant Agreements
(a) Organization of Business and Nature of Business
EnLink Midstream Partners, LP (formerly known as Crosstex Energy, L.P.) (the “Partnership”) is a publicly traded Delaware limited partnership formed in 2002. Our common units are traded on the NYSE under the symbol “ENLK.” Our business activities are conducted through our subsidiary, EnLink Midstream Operating, LP (formerly known as Crosstex Energy Services, L.P.), a Delaware limited partnership (the “Operating Partnership”), and the subsidiaries of the Operating Partnership.
EnLink Midstream GP, LLC (formerly known as Crosstex Energy GP, LLC), a Delaware limited liability company, is our general partner (the “General Partner”). Our General Partner manages our operations and activities. Our General Partner is an indirect wholly-owned subsidiary of EnLink Midstream, LLC (“ENLC”). ENLC’s units are traded on the New York Stock Exchange under the symbol “ENLC.” Devon Energy Corporation (“Devon”) owns ENLC's managing member and common units which represent approximately 70% of the outstanding limited liability company interests in ENLC.
Effective as of March 7, 2014, the Operating Partnership acquired (the “Acquisition”) 50% of the outstanding equity interests in EnLink Midstream Holdings, LP (“Midstream Holdings”) and all of the outstanding equity interests in EnLink Midstream Holdings GP, LLC, the general partner of Midstream Holdings, in exchange for the issuance by the Partnership of 120,542,441 units of limited partnership interests in the Partnership. At the same time, EnLink Midstream, Inc. (formerly known as Crosstex Energy, Inc.) (“EMI”), the entity that directly owns our General Partner, became a wholly-owned subsidiary of ENLC (together with the Acquisition, the “business combination”). Prior to the drop downs described below, Acacia Natural Gas Corp I, Inc. ("Acacia"), a wholly-owned subsidiary of ENLC, owned the remaining 50% of the outstanding equity interests in Midstream Holdings. In this report, the term “Midstream Holdings” is sometimes used to refer to EnLink Midstream Holdings, LP itself or to EnLink Midstream Holdings, LP together with EnLink Midstream Holdings GP, LLC and their subsidiaries.
On February 17, 2015, the Partnership acquired a 25% limited partner interest in Midstream Holdings (the “ February Transferred Interests”) from Acacia in a drop down transaction (the “February EMH Drop Down”). On May 27, 2015, the Partnership acquired the remaining 25% interest in Midstream Holdings (the "May Transferred Interests" and, together with the February Transferred Interests, the "Transferred Interests") from Acacia in a drop down transaction (the "May EMH Drop Down" and, together with the February EMH Drop Down, the "EMH Drop Downs") as described in Note (3)-Acquisitions. In addition, on April 1, 2015, the Partnership acquired the Victoria Express Pipeline and related truck terminal and storage assets from Devon (the "VEX Interests") as described in Note (3)-Acquisitions.
Due to ENLC's control of the Partnership through its ownership and control of the General Partner, and Devon's control of the Partnership through its ownership of the managing member of ENLC, the acquisitions are considered a transfer of net assets under common control. As such, the Partnership’s historical financial statements previously filed with the SEC have been recast in this Current Report on Form 8-K to include the results attributable to the Transferred Interests and VEX Interests from March 7, 2014, the date these entities were under common control.
The consolidated financial statements for periods prior to the Partnership’s acquisition of the assets from ENLC and Devon have been prepared from ENLC’s and Devon's historical cost-basis accounts for the acquired assets and may not necessarily be indicative of the actual results of operations that would have occurred if the Partnership had owned the acquired assets during the periods reported. Net income attributable to the assets acquired from ENLC and Devon for periods prior to the Partnership’s acquisition is allocated to the General Partner.
(b) Nature of Business
The Partnership primarily focuses on providing midstream energy services, including gathering, transmission, processing, fractionation, brine services and marketing, to producers of natural gas, natural gas liquids (“NGLs”), crude oil and condensate. We connect the wells of natural gas producers in our market areas to our gathering systems, process natural gas for the removal of NGLs, fractionate NGLs into purity products and market those products for a fee, transport natural gas and ultimately provide natural gas to a variety of markets. We purchase natural gas from natural gas producers and other supply sources and sell that natural gas to utilities, industrial consumers, other marketers and pipelines. We operate processing plants that process gas transported to the plants by major interstate pipelines or from our own gathering systems under a variety of fee-based arrangements. We provide a variety of crude oil and condensate services, which include crude oil and condensate gathering and transmission via pipelines, barges, rail and trucks, condensate stabilization and brine disposal. We also have crude oil and condensate terminal facilities that provide access for crude oil and condensate producers to premium markets. Our gas gathering systems consist of networks of pipelines that collect natural gas from points near producing wells and transport it to

ENLINK MIDSTREAM PARTNERS, LP
Notes to Consolidated Financial Statements (Continued)
December 31, 2014 and 2013

larger pipelines for further transmission. Our transmission pipelines primarily receive natural gas from our gathering systems and from third party gathering and transmission systems and deliver natural gas to industrial end-users, utilities and other pipelines. We also have transmission lines that transport NGLs from east Texas and from our south Louisiana processing plants to our fractionators in south Louisiana. Our crude oil and condensate gathering and transmission systems consist of trucking facilities, pipelines, rail and barge facilities that, in exchange for a fee, transport oil from a producer site to an end user. Our processing plants remove NGLs and CO2 from a natural gas stream and our fractionators separate the NGLs into separate NGL products, including ethane, propane, iso-butane, normal butane and natural gasoline.
(2) Significant Accounting Policies
(a) Basis of Presentation
The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). Further, the consolidated financial statements give effect to the business combination and related transactions discussed above under the acquisition method of accounting and are treated as a reverse acquisition. Under the acquisition method of accounting, Midstream Holdings was the accounting acquirer in the transactions because its parent company, Devon, obtained control of the Partnership through the indirect control of the General Partner as a result of the business combination. Consequently, Midstream Holdings’ assets and liabilities retained their carrying values and are reflected in the balance sheet as of December 31, 2013 as the Predecessor. All financial results prior to March 7, 2014 reflect the historical operations of Midstream Holdings and its majority-owned subsidiaries and are reflected as Predecessor income on the statement of operations. Additionally, the Partnership’s assets acquired and liabilities assumed by Midstream Holdings in the business combination were recorded at their fair values measured as of the acquisition date, March 7, 2014. The excess of the purchase price over the estimated fair values of the Partnership’s net assets acquired was recorded as goodwill. Financial results subsequent to March 7, 2014 reflect the combined operations of Midstream Holdings and the Partnership and their majority-owned subsidiaries, which give effect to new contracts entered into with Devon and include the legacy Partnership assets. All significant intercompany transactions and balances have been eliminated. Certain assets were not contributed to Midstream Holdings from the Predecessor and the operations of such non contributed assets have been presented as discontinued operations. In conjunction with the business combination, Midstream Holdings became a non-taxable entity which was treated as a reorganization under common control with the removal of historical deferred taxes reflected through equity.
Prior year balances have been prepared from records maintained by Devon and may not be indicative of the actual results of operations that might have occurred if the Predecessor had been operated separately during the periods reported. Because a direct ownership relationship did not exist among the businesses comprising the Predecessor, the net investment in the Predecessor is shown as Predecessor equity, in lieu of owner’s equity, in the consolidated financial statements.
During the prior year reporting periods for the accompanying financial statements, Devon provided cash management services to the Predecessor through a centralized treasury system. As a result, all revenues covered by the centralized treasury system were deemed to have been received in cash by the Predecessor from Devon during the period in which the revenue was recorded in the financial statements. All charges and cost allocations covered by the centralized treasury system were deemed to have been paid in cash to Devon during the period in which the cost was recorded in the financial statements. The net effects of these amounts are reflected as net distributions to or contributions from Devon and non-controlling interests in the accompanying statements of equity. As a result of this accounting treatment, the Predecessor’s working capital does not reflect any affiliate accounts receivables or payables, except for amounts that pertain to planned cash transfers between the Predecessor and Devon affiliates.
(b) Management's Use of Estimates
The preparation of financial statements in accordance with US GAAP requires management of the Partnership to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from these estimates.
(c) Revenue Recognition
The Partnership recognizes revenue for sales or services at the time the natural gas, NGLs, condensate or crude oil are delivered or at the time the service is performed at a fixed or determinable price. The Partnership generally accrues one month of sales and the related natural gas, NGL, condensate and crude oil purchases and reverses these accruals when the sales and purchases are actually invoiced and recorded in the subsequent month. Actual results could differ from the accrual estimates. The Partnership's purchase and sale arrangements are generally reported in revenues and costs on a gross basis in the

ENLINK MIDSTREAM PARTNERS, LP
Notes to Consolidated Financial Statements (Continued)
December 31, 2014 and 2013

consolidated statement of operations in accordance with the Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) 605-45-45-1. Except for fee based arrangements, the Partnership acts as the principal in these purchase and sale transactions, has the risk and reward of ownership as evidenced by title transfer, schedules the transportation and assumes credit risk. The Partnership accounts for taxes collected from customers attributable to revenue transactions and remitted to government authorities on a net basis (excluded from revenues).
(d) Gas Imbalance Accounting
Quantities of natural gas and NGLs over-delivered or under-delivered related to imbalance agreements are recorded monthly as receivables or payables using weighted average prices at the time of the imbalance. These imbalances are typically settled with deliveries of natural gas or NGLs. The Partnership had imbalance payables of $1.5 million at December 31, 2014, which approximate the fair value of these imbalances. The Partnership had imbalance receivables of $1.2 million at December 31, 2014, which are carried at the lower of cost or market value. There were no imbalance payables or receivables at December 31, 2013.
(e) Cash, Cash Equivalents and Supplemental Information
The Partnership considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.
For the year ended December 31, 2014, we had non-cash financing activities of $31.2 million related to the issuance of Partnership units for the E2 drop down assets.
(f) Income Taxes
Certain of the Partnership’s operations are subject to income taxes assessed by the federal and various state jurisdictions in the U.S. Additionally, certain of the Partnership’s operations are subject to tax assessed by the State of Texas that is computed based on modified gross margin as defined by the State of Texas. The Texas margin tax is presented as income tax expense in the accompanying statements of operations. The Predecessor's operations prior to the merger on March 7, 2014 were subject to income taxes assessed by federal and various state jurisdictions.
The Partnership accounts for deferred income taxes related to the federal and state jurisdictions using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases. Deferred tax assets are also recognized for the future tax benefits attributable to the expected utilization of existing tax net operating loss carryforwards and other types of carryforwards. If the future utilization of some portion of carryforwards is determined to be unlikely, a valuation allowance is provided to reduce the recorded tax benefits from such assets. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences and carryforwards are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.
(g) Natural Gas, Natural Gas Liquids, Crude Oil and Condensate Inventory
The Partnership's inventories of products consist of natural gas, NGLs, crude oil and condensate. The Partnership reports these assets at the lower of cost or market value which is determined by using the first-in, first-out method.
(h) Property, Plant, and Equipment
Property, plant and equipment are stated at historical cost less accumulated depreciation. Assets acquired in a business combination are recorded at fair value, including the Partnership's assets acquired by the Predecessor in the business combination. Repairs and maintenance are charged against income when incurred. Renewals and betterments, which extend the useful life of the properties, are capitalized. Subsequent to the business combination, interest costs for material projects are capitalized to property, plant and equipment during the period the assets are undergoing preparation for intended use.

ENLINK MIDSTREAM PARTNERS, LP
Notes to Consolidated Financial Statements (Continued)
December 31, 2014 and 2013

The components of property, plant and equipment are as follows (in millions):

	December 31,
	2014	2013
Transmission assets	$1,100.1	$95.9
Gathering systems	2,391.9	1,617.8
Gas processing plants	2,356.1	1,223.7
Other property and equipment	379.5	0.5
Construction in process	241.5	—
Property, plant and equipment	6,469.1	2,937.9
Accumulated depreciation and amortization	(1,426.3)	(1,169.8)
Property, plant and equipment, net	$5,042.8	$1,768.1
Change in Depreciation Method. Historically, Midstream Holdings depreciated certain property, plant, and equipment using the units-of-production method. As a result of the business combination, the Partnership is operated as an independent midstream company and thus no longer has access to Devon’s proprietary reserve and production data historically used to compute depreciation under the units-of-production method. Additionally, the existing contracts with Devon were revised to a fee-based arrangement with minimum volume commitments. Effective March 7, 2014, the Partnership changed its method of computing depreciation for these assets to the straight-line method, consistent with the depreciation method applied to the Partnership’s acquired assets. In accordance with FASB ASC 250, the Partnership determined that the change in depreciation method is a change in accounting estimate effected by a change in accounting principle, and accordingly, the straight-line method will be applied on a prospective basis. This change is considered preferable because the straight-line method will more accurately reflect the pattern of usage and the expected benefits of such assets. The effect of this change in estimate resulted in a decrease in depreciation expense for the year ended December 31, 2014 by approximately $29.4 million and $0.12 per unit.
Depreciation is calculated using the straight-line method based on the estimated useful life of each asset, as follows:

Useful Lives
Transmission assets	20 - 25 years
Gathering systems	20 - 25 years
Gas processing plants	20 - 25 years
Other property and equipment	3 - 15 years
Depreciation expense of $247.8 million, $187.0 million and $145.4 million was recorded for the years ended December 31, 2014, 2013 and 2012, respectively.
Gain or Loss on Disposition. Upon the disposition or retirement of property, plant and equipment related to continuing operations, any gain or loss is recognized in operating income in the statement of operations. When a disposition or retirement occurs which qualifies as discontinued operations, any gain or loss is recognized as income or loss from discontinued operations in the statement of operations.
Impairment Review. We evaluate our property, plant and equipment for potential impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. The carrying amount of a long-lived asset is not recoverable when it exceeds the undiscounted sum of the future cash flows expected to result from the use and eventual disposition of the asset. Estimates of expected future cash flows represent management’s best estimate based on reasonable and supportable assumptions. When the carrying amount of a long-lived asset is not recoverable, an impairment loss is recognized equal to the excess of the asset’s carrying value over its fair value. The fair values of long-lived assets are generally determined from estimated discounted future net cash flows. Our estimate of cash flows is based on assumptions which include (1) the amount of fee based services, the purchase and resale margins and the volume of natural gas, NGL, condensate and crude oil available to the asset, (2) markets available to the asset, (3) operating expenses, and (4) future natural gas, crude oil, condensate and NGL product prices. The volume of available natural gas, condensate, NGLs and crude oil to an asset is sometimes based on assumptions regarding future drilling activity, which may be dependent in part on natural gas, NGL, condensate and crude oil prices. Projections of volumes and future commodity prices are inherently subjective and contingent upon a number of variable factors. Any significant variance in any of the above assumptions or factors could materially affect our cash flows, which could require us to record an impairment of an asset. During 2012, the Predecessor

ENLINK MIDSTREAM PARTNERS, LP
Notes to Consolidated Financial Statements (Continued)
December 31, 2014 and 2013

recognized $16.4 million of asset impairment related to its continuing operations. The impairment resulted from the impact of lower natural gas and NGL prices on the Predecessor’s Northridge system and is included in the Oklahoma segment.
(i) Equity Method of Accounting
The Partnership accounts for investments where it does not control the investment but has the ability to exercise significant influence using the equity method of accounting. Under this method, equity investments are initially carried at the acquisition cost, increased by the Partnership’s proportionate share of the investee’s net income and by contributions made, and decreased by the Predecessor’s proportionate share of the investee’s net losses and by distributions received.
The Partnership evaluates its equity investments for potential impairment whenever events or changes in circumstances indicate that the carrying amount of the investments may not be recoverable.
(j) Goodwill
Goodwill is the cost of an acquisition less the fair value of the net identifiable assets of the acquired business. The Partnership evaluates goodwill for impairment annually as of October 31st, and whenever events or changes in circumstances indicate it is more likely than not that the fair value of a reporting unit is less than its carrying amount. The Partnership first assesses qualitative factors to evaluate whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as the basis for determining whether it is necessary to perform the two-step goodwill impairment test. The Partnership may elect to perform the two-step goodwill impairment test without completing a qualitative assessment. If a two-step goodwill impairment test is elected or required, the first step involves comparing the fair value of the reporting unit with its carrying amount. If the carrying amount of a reporting unit exceeds its fair value, the second step of the process involves comparing the implied fair value to the goodwill for that reporting unit. If the carrying value of the goodwill of a reporting unit exceeds the implied fair value of that goodwill, the excess of the carrying value over the implied fair value is recognized as an impairment loss. The Partnership or Predecessor performed annual impairment tests of goodwill as of the fourth quarters of 2014, 2013 and 2012. Based on these assessments, no impairment of goodwill was required.
The table below provides a summary of the Partnership’s goodwill, by assigned reporting unit.

	December 31, 2014	December 31, 2013
	(in millions)
Texas	$1,168.2	$325.4
Louisiana	786.8	—
Oklahoma	190.3	76.3
Ohio River Valley	112.5	—
Total	$2,257.8	$401.7

The increase to the Partnership's goodwill in 2014 of $1.9 billion represents the goodwill recognized on the business combination with Midstream Holdings described in Note 3.
(k) Intangible Assets
Intangible assets associated with customer relationships are amortized on a straight-line basis over the expected period of benefits of the customer relationships, which range from ten to twenty years.
The following table represents the Partnership's total purchased intangible assets at years ended December 31, 2014 (in millions):

	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Customer relationships	$569.5	$(36.5)	$533.0

The weighted average amortization period for intangible assets is 13.7 years. Amortization expense for intangibles was approximately $36.5 million for the year ended December 31, 2014.

ENLINK MIDSTREAM PARTNERS, LP
Notes to Consolidated Financial Statements (Continued)
December 31, 2014 and 2013

The following table summarizes the Partnership's estimated aggregate amortization expense for the next five years (in millions):

2015	$44.5
2016	44.5
2017	44.5
2018	44.5
2019	43.6
Thereafter	311.4
Total	$533.0

(l) Asset Retirement Obligations
The Partnership recognizes liabilities for retirement obligations associated with its pipelines and processing and fractionation facilities. Such liabilities are recognized when there is a legal obligation associated with the retirement of the assets and the amount can be reasonably estimated. The initial measurement of an asset retirement obligation is recorded as a liability at its fair value, with an offsetting asset retirement cost recorded as an increase to the associated property, plant and equipment. If the fair value of a recorded asset retirement obligation changes, a revision is recorded to both the asset retirement obligation and the asset retirement cost. The Partnership’s retirement obligations include estimated environmental remediation costs which arise from normal operations and are associated with the retirement of the long-lived assets. The asset retirement cost is depreciated using the straight line depreciation method similar to that used for the associated property, plant and equipment. The Partnership provided an asset retirement obligation of $20.6 million and $7.7 million as of December 31, 2014 and 2013, respectively. $8.2 million of the provided asset retirement obligation as of December 31, 2014 is reflected in Other Current Liabilities.
(m) Other Long-Term Liabilities
Included in other current and long-term liabilities is an $80.7 million total liability related to an onerous performance obligation assumed in the business combination. The Partnership has one delivery contract which requires it to deliver a specified volume of gas each month at an indexed base price with a term to 2019. The Partnership realizes a loss on the delivery of gas under this contract each month based on current prices. The fair value of this onerous performance obligation was recorded as a result of the March 7, 2014 business combination and was based on forecasted discounted cash obligations in excess of market under this gas delivery contract. The liability is reduced each month as delivery is made over the remaining life of the contract with an offsetting reduction in purchase gas costs.
(n) Derivatives
The Partnership uses derivative instruments to hedge against changes in cash flows related to product price only. We generally determine the fair value of swap contracts based on the difference between the derivative's fixed contract price and the underlying market price at the determination date. The asset or liability related to the derivative instruments is recorded on the balance sheet as fair value of derivative assets or liabilities in accordance with FASB ASC 815. Changes in fair value of derivative instruments are recorded in gain (loss) on derivative activity in the period of change.
Realized gains and losses on commodity related derivatives are recorded as gain or loss on derivative activity within revenues in the consolidated statement of operations in the period incurred. Settlements of derivatives are included in cash flows from operating activities.
(o) Concentrations of Credit Risk
Financial instruments, which potentially subject the Partnership to concentrations of credit risk, consist primarily of trade accounts receivable and commodity financial instruments. Management believes the risk is limited, other than the Partnership's exposure to Devon discussed below, since the Partnership's customers represent a broad and diverse group of energy marketers and end users. In addition, the Partnership continually monitors and reviews credit exposure of its marketing counter-parties and letters of credit or other appropriate security are obtained when considered necessary to limit the risk of loss. The Partnership records reserves for uncollectible accounts on a specific identification basis since there is not a large volume of late paying customers. The Partnership had no reserve for uncollectible receivables as of December 31, 2014 and 2013.
During the year ended December 31, 2014, the Partnership had only one customer other than the affiliate transactions that individually represented greater than 10.0% of its consolidated midstream revenues. The customer is located in the Louisiana

ENLINK MIDSTREAM PARTNERS, LP
Notes to Consolidated Financial Statements (Continued)
December 31, 2014 and 2013

segment and represented 11.0% of the consolidated revenues for year ended December 31, 2014. The affiliate transactions with Devon represented 30.6%, 92.2% and 91.9% of the consolidated midstream revenues for the years ended December 31, 2014, 2013 and 2012, respectively. As the Partnership continues to grow and expand, the relationship between individual customer sales and consolidated total sales is expected to continue to change. Devon and our Louisiana customer represent a significant percentage of revenues and the loss of either as a customer would have a material adverse impact on the Partnership's results of operations because the gross operating margin received from transactions with these customers are material to the Partnership.
(p) Environmental Costs
Environmental expenditures are expensed or capitalized depending on the nature of the expenditures and the future economic benefit. Expenditures that relate to an existing condition caused by past operations that do not contribute to current or future revenue generation are expensed. Liabilities for these expenditures are recorded on an undiscounted basis (or a discounted basis when the obligation can be settled at fixed and determinable amounts) when environmental assessments or clean-ups are probable and the costs can be reasonably estimated. For the year ended December 31, 2014, 2013 and 2012 such expenditures were not material.
(q) Unit-Based Awards
Prior to the business combination, Devon granted certain share-based awards to members of its board of directors and selected employees. The Predecessor did not grant share-based awards because it previously participated in Devon’s share-based award plans since the Predecessor comprised Devon's U.S. midstream assets. The awards granted under Devon’s plans were measured at fair value on the date of grant and were recognized as expense over the applicable requisite service periods.
The Partnership recognizes compensation cost related to all unit-based awards in its consolidated financial statements in accordance with FASB ASC 718. The Partnership and ENLC each have similar unit-based payment plans for employees. Unit-based compensation associated with ENLC's unit-based compensation plans awarded to directors, officers and employees of the General Partner of the Partnership are recorded by the Partnership since ENLC has no substantial or managed operating activities other than its interests in the Partnership and Midstream Holdings.
(r) Commitments and Contingencies
Liabilities for loss contingencies arising from claims, assessments, litigation or other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated.
(s) Discontinued Operations
The Partnership classifies as discontinued operations its assets that have clearly distinguishable cash flows and are in the process of being sold or have been sold. The Partnership also includes as discontinued operations Predecessor assets that were not contributed in the business combination.
(t) Recent Accounting Pronouncements
In April 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-08, Presentation of Financial Statements and Property, Plant and Equipment, Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity. The amendment, required to be applied prospectively for reporting periods beginning after December 15, 2014, limits discontinued operations reporting to disposals of components of an entity that represent strategic shifts that have, or will have, a major effect on operations and financial results. The amendment requires expanded disclosures for discontinued operations and also requires additional disclosures regarding disposals of individually significant components that do not qualify as discontinued operations. Early adoption is permitted, but only for disposals (or classifications as held for sale) that have not been reported in financial statements previously issued or available for issuance. This amendment has no impact on our current disclosures, but will in the future if we dispose of any individually significant components.
In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”). ASU 2014-09 will replace existing revenue recognition requirements in US GAAP and will require entities to recognize revenue at an amount that reflects the consideration to which the Partnership expects to be entitled in exchange for transferring goods or services to a customer. The new standard also requires significantly expanded disclosures regarding the qualitative and quantitative information of an entity's nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. ASU 2014-09 is effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period and is to be applied retrospectively, with early application not permitted. We are currently evaluating the impact the pronouncement will have on our consolidated financial statements and related disclosures. Subject to this evaluation, we have reviewed all recently issued accounting pronouncements that became effective during the year ended December 31, 2014, and have determined that none would have a material impact on our Consolidated Financial Statements.

ENLINK MIDSTREAM PARTNERS, LP
Notes to Consolidated Financial Statements (Continued)
December 31, 2014 and 2013

(u) Other Assets
Costs incurred in connection with the issuance of long-term debt are deferred and recorded as interest expense over the term of the related debt. Gains or losses on debt repurchases, redemptions and debt extinguishments include any associated unamortized debt issue costs. Unamortized debt issuance costs totaling $16.6 million as of December 31, 2014 are included in other assets, net. Debt issuance costs are amortized into interest expense using the straight-line method over the term of the debt.
(v) Legal Costs Expected to be Incurred in Connection with a Loss Contingency
Legal costs incurred in connection with a loss contingency are expensed as incurred.
(3) Acquisitions
VEX Drop Down
On April 1, 2015, the Partnership acquired the VEX Interests from Devon in a drop down transaction (the "VEX Drop Down"). The aggregate consideration paid by the Partnership consisted of $171.0 million in cash, 338,159 common units representing limited partner interests in the Partnership with an aggregate value of approximately $9.0 million and the Partnership’s assumption of up to $40.0 million in certain construction costs related to VEX. The VEX pipeline is a multi-grade crude oil pipeline located in the Eagle Ford shale in south Texas. Other VEX assets at the destination of the pipeline include a truck unloading terminal, above-ground storage and rights to barge loading docks. This acquisition has been accounted for as an acquisition under common control under ASC 805, resulting in the retrospective adjustment of our prior results.
EMH Drop Downs
On February 17, 2015, the Partnership acquired a 25% limited partner interest in Midstream Holdings from Acacia in the February EMH Drop Down. As consideration for the February Transferred Interests, the Partnership issued 31.6 million Class D Common Units in the Partnership to Acacia with an implied value of $925.0 million. The Class D Common Units are substantially similar in all respects to the Partnership’s common units, except that they will only be entitled to a pro rata distribution for the fiscal quarter ended March 31, 2015. The Partnership’s Class D Common Units converted into the Partnership’s Common Units on a one-for-one basis May 4, 2015.
On May 27, 2015, the Partnership acquired the remaining 25% limited partner interest in Midstream Holdings from Acacia in the May EMH Drop Down. As consideration for the May Transferred Interests, the Partnership issued 36.6 million Class E Common Units in the Partnership to Acacia with an implied value of $900.0 million. The Partnership’s Class E Common Units are substantially similar in all respects to the Partnership’s Common Units, except that they will only be entitled to a pro rata distribution for the fiscal quarter ended June 30, 2015. The Partnership’s Class E Common Units will automatically convert into the Partnership’s Common Units on a one-for-one basis on the first business day following the record date for distribution payments with respect to the distribution for the quarter ended June 30, 2015. After giving effect to the EMH Drop Downs, the Partnership owns 100% of Midstream Holdings.
Due to ENLC's control of the Partnership through its ownership and control of the General Partner, and Devon's control of the Partnership through its ownership of the managing member of ENLC, the acquisitions are considered a transfer of net assets under common control. As such, the Partnership’s historical financial statements previously filed with the SEC have been recast in this Current Report on Form 8-K to include the results attributable to the Transferred Interests and VEX Interests from the date these entities were under common control.
The following table presents the collective impact of the VEX Drop Down and EMH Drop Downs on 2014 revenue, net income, net income attributable to non-controlling interest and net income attributable to EnLink Midstream Partners, LP as presented in the Partnership's historical Consolidated Statements of Operations:

ENLINK MIDSTREAM PARTNERS, LP
Notes to Consolidated Financial Statements (Continued)
December 31, 2014 and 2013

	Year Ended December 31, 2014
	Partnership Historical	EMH*	VEX**	Combined
	(in millions)
Revenues	$3,500.4	$—	$7.4	$3,507.8
Net income (loss)	$312.3	$—	$(2.0)	$310.3
Net income (loss) attributable to non-controlling interest	$131.2	$(131.4)	$—	$(0.2)
Net income (loss) attributable to EnLink Midstream Partners, LP	$181.1	$131.4	$(2.0)	$310.5
General partner interest in net income (loss)	$8.9	$131.4	$(2.0)	$138.3
* The EMH 2014 amounts reflect the period from March 7, 2014 through December 31, 2014.
** The VEX amounts reflect the period from February 28, 2014 (the date VEX was acquired by Devon) through
December 31, 2014.
Chevron acquisition
Effective November 1, 2014, the Partnership acquired, through one of its wholly owned subsidiaries, Gulf Coast natural gas pipeline assets predominantly located in southern Louisiana for $234.0 million in cash, subject to certain adjustments. The natural gas assets include natural gas pipelines spanning from Beaumont, Texas to the Mississippi River corridor and working natural gas storage capacity in southern Louisiana. The Partnership paid cash of $231.5 million in November 2014 in cash.
The following table is a preliminary summary of the fair value of the assets acquired and liabilities assumed:

Purchase Price Allocation (in millions):
Assets acquired:
Property, Plant and equipment	$242.2
Liabilities assumed:
Current liabilities	(10.7)
Total purchase price	$231.5
The purchase price allocation has been prepared on a preliminary basis pending receipt of a final valuation report and is subject to change. For the period from November 1, 2014 to December 31, 2014, the Partnership recognized $5.3 million of revenues and $4.9 million of operating expenses related to the assets acquired.
E2 Drop Down
On October 22, 2014, the Partnership acquired equity interests in E2 Appalachian Compression, LLC and E2 Energy Services, LLC (together “E2”) from EMI. The total consideration for the transaction is approximately $194.0 million, including a cash payment of $163.0 million and approximately 1.0 million Partnership units (valued at approximately $31.2 million based on the October 22, 2014 closing price of the Partnership's units). This acquisition has been accounted for as an acquisition under common control under ASC 805, resulting in the retrospective adjustment of our prior results.
The following table presents the carrying value of the identified assets received and liabilities assumed at the acquisition date (in millions):

ENLINK MIDSTREAM PARTNERS, LP
Notes to Consolidated Financial Statements (Continued)
December 31, 2014 and 2013

Assets acquired:
Current assets	$25.4
Property, plant and equipment	136.7
Intangibles	41.9
Liabilities assumed:
Current liabilities	(4.4)
Long term debt	(0.4)
Other long term liabilities	(0.4)
Total identifiable net assets	$198.8
For the period from November 1, 2014 to December 31, 2014, the Partnership recognized $2.3 million of revenues and $1.8 million of operating expenses related to the assets acquired.
Devon Merger
On March 7, 2014, the Partnership acquired, through one of its wholly owned subsidiaries, 50% of the outstanding equity interests in Midstream Holdings and all of the outstanding equity interests in EnLink Midstream Holdings GP, LLC, the general partner of Midstream Holdings, in exchange for the issuance by the Partnership of 120,542,441 units representing a new class of limited partnership interests in the Partnership (the “Class B Units”). Midstream Holdings owns midstream assets in the Barnett Shale in North Texas and the Cana-Woodford and Arkoma-Woodford Shales in Oklahoma, as well as a contractual right to the economic burdens and benefits of Devon’s 38.75% interest in Gulf Coast Fractionator (“GCF”) in Mt. Belvieu, Texas.
Under the acquisition method of accounting, Midstream Holdings is the acquirer in the business combination because its parent company, Devon, obtained control of the Partnership through the indirect control of the General Partner. Consequently, Midstream Holdings’ assets and liabilities retained their carrying values and the Partnership’s assets acquired and liabilities assumed by Midstream Holdings as the Predecessor in the business combination have been recorded at their fair values measured as of the acquisition date. The excess of the purchase price over the estimated fair values of the Partnership’s net assets acquired has been recorded as goodwill.
Since equity consideration was issued for this business combination, the purchase of these assets and liabilities has been excluded from our statement of cash flows, except for transaction related costs totaling $34.8 million assumed by the Partnership at closing and subsequently paid by the Partnership.
The following table summarizes the purchase price (in millions, except per unit price):

EnLink Midstream Partners, LP outstanding units:
Common units held by public unitholders	75.1
Common units held by EMI	18.0
Preferred units held by third party (1)	17.1
Restricted units	0.4
Total units exchanged	110.6

EnLink Midstream Partners, LP common unit price (2)	$30.51
EnLink Midstream Partners, LP common units fair value	$3,374.4
EnLink Midstream Partners, LP outstanding unit options fair value	$3.9
Total purchase price	$3,378.3

(1)	The Partnership converted the preferred units to common units in February 2014.

(2)	The final purchase price is based on the market value of the Partnership's common units as of the closing date, March 7, 2014.

ENLINK MIDSTREAM PARTNERS, LP
Notes to Consolidated Financial Statements (Continued)
December 31, 2014 and 2013

The following table is a summary of the fair value of the assets acquired and liabilities assumed from the Partnership in the business combination as of March 7, 2014:

Purchase Price Allocation (in millions):
Assets acquired:
Current assets	$435.9
Property, plant and equipment	2,341.9
Intangibles	524.9
Equity investment	221.5
Goodwill	1,856.0
Other long-term assets	1.1
Liabilities assumed:
Current liabilities	(474.0)
Long-term debt	(1,364.3)
Deferred taxes	(63.6)
Long term liabilities	(101.1)
Total purchase price	$3,378.3
Goodwill recognized from the business combination primarily relates to the value created from additional growth opportunities and greater operating leverage in the Partnership's core areas. The goodwill is allocated among our Texas, Louisiana, Oklahoma, and ORV segments. All of the goodwill is non-deductible for tax purposes.
For the period from March 7, 2014 to December 31, 2014, the Partnership recognized $2,495.8 million of revenues and $2,447.4 million of operating expenses related to the assets acquired in the business combination.
Unaudited Pro Forma Information
The following unaudited pro forma condensed financial data for the year ended December 31, 2014 and 2013 gives effect to the business combination, Chevron acquisition, E2 drop down, EMH Drop Downs and VEX Drop Down as if they had occurred on January 1, 2013. The pro forma condensed financial information has been included for comparative purposes only and is not necessarily indicative of the results that might have occurred had the transactions taken place on the dates indicated and is not intended to be a projection of future results. As of March 7, 2014, Midstream Holdings entered into gathering and processing agreements with Devon, which are described in Note 4. Pro forma financial information associated with the business combination and with these agreements with Devon is reflected below.

	Year Ended December 31,
	2014	2013
	(in millions except for per unit data)
Pro forma total revenues	$3,705.5	$2,597.9
Pro forma net income	$285.1	$154.6
Pro forma net income attributable to EnLink Midstream Partners, LP	$285.4	$41.1
Pro forma net income per common unit:
Basic	$0.52	$0.16
Diluted	$0.52	$0.16
(4) Affiliate Transactions
The Partnership engages in various transactions with Devon and other affiliated entities. Prior to March 7, 2014, these transactions relate to Predecessor transactions consisting of sales to and from affiliates, services provided by affiliates, cost allocations from affiliates and centralized cash management activities performed by affiliates. Management believes these transactions are executed on terms that are fair and reasonable and are consistent with terms for transactions with nonaffiliated third parties. The amounts related to affiliate transactions are specified in the accompanying financial statements.

ENLINK MIDSTREAM PARTNERS, LP
Notes to Consolidated Financial Statements (Continued)
December 31, 2014 and 2013

The Predecessor’s historical assets comprised all of Devon’s U.S. midstream assets and operations. However, only its assets serving the Barnett, Cana-Woodford and Arkoma-Woodford Shales, as well as contractual rights to the economic burdens and benefits of Devon's 38.75% interest in GCF, were contributed to Midstream Holdings in connection with the business combination. Assets that were not contributed from the Predecessor are reflected as discontinued operations prior to March 7, 2014 and reflected as a reduction in equity at March 7, 2014. Further, the Predecessor’s historical combined financial statements include U.S. federal and state income tax expense. As a result of the business combination, Midstream Holdings is a legal entity that is treated as a partnership for tax purposes and is not subject to U.S. federal income tax or certain state income taxes in the future. The business combination transactions were treated as a reorganization under common control for tax purposes. Therefore, the elimination of the related deferred tax liability is reflected as an increase in equity.
Midstream Holdings, in which the Partnership holds a 50% economic interest as of March 7, 2014, conducts business with Devon pursuant to the gathering and processing agreements described below. On February 17, 2015, the Partnership acquired the February Transferred Interest from Acacia, a wholly-owned subsidiary of ENLC, as described in Note (3)-Acquisitions. On May 27, 2015, the Partnership acquired the May Transferred Interest from Acacia as described in Note (3)-Acquisitions. In addition, on April 1, 2015, the Partnership acquired the VEX Interests from Devon as described in Note (3)-Acquisitions.
The legacy Partnership also historically has maintained a relationship with Devon as a customer, as described in more detail below.
Gathering and Processing Agreements
As described in Note 1, Midstream Holdings was previously a wholly-owned subsidiary of Devon, and all of its assets were contributed to it by Devon.  In connection with the consummation of the business combination, EnLink Midstream Services, LLC, a wholly-owned subsidiary of Midstream Holdings (“EnLink Midstream Services”), entered into 10-year gathering and processing agreements with Devon pursuant to which EnLink Midstream Services provides gathering, treating, compression, dehydration, stabilization, processing and fractionation services, as applicable, for natural gas delivered by Devon Gas Services, L.P., a subsidiary of Devon (“Gas Services”) to Midstream Holdings’ gathering and processing systems in the Barnett, Cana-Woodford and Arkoma-Woodford Shales. SWG Pipeline, L.L.C. (“SWG Pipeline”), another wholly-owned subsidiary of Midstream Holdings, entered into a 10-year gathering agreement with Devon pursuant to which SWG Pipeline provides gathering, treating, compression, dehydration and redelivery services, as applicable, for natural gas delivered by Gas Services to another of the Partnership's gathering system in the Barnett Shale.
These agreements provide Midstream Holdings with dedication of all of the natural gas owned or controlled by Devon and produced from or attributable to existing and future wells located on certain oil, natural gas and mineral leases covering land within the acreage dedications, excluding properties previously dedicated to other natural gas gathering systems not owned and operated by Devon. Pursuant to the gathering and processing agreements, Devon has committed to deliver specified average minimum daily volumes of natural gas to Midstream Holdings’ gathering systems in the Barnett, Cana-Woodford and Arkoma-Woodford Shales during each calendar quarter for a five-year period following execution. Devon is entitled to firm service, meaning that if capacity on a system is curtailed or reduced, or capacity is otherwise insufficient, Midstream Holdings will take delivery of as much Devon natural gas as is permitted in accordance with applicable law.
The gathering and processing agreements are fee-based, and Midstream Holdings is paid a specified fee per MMBtu for natural gas gathered on Midstream Holdings’ gathering systems and a specified fee per MMBtu for natural gas processed. The particular fees, all of which are subject to an automatic annual inflation escalator at the beginning of each year, differ from one system to another and do not contain a fee redetermination clause.
On August 29, 2014, Gas Services assigned its 10-year gathering and processing agreement to Linn Exchange Properties, LLC (“Linn Energy”), which is a subsidiary of Linn Energy, LLC, in connection with Gas Services' divestiture of certain of its southeastern Oklahoma assets. Such assignment was effective as of December 1, 2014. Accordingly, beginning on December 1, 2014, Linn Energy is responsible to perform Gas Services' obligations under the agreement, which remains in full force and effect. The assignment of this agreement relates to production dedicated to our Northridge assets in southeastern Oklahoma. Gross operating margin related to our Northridge assets totaled $28.4 million for the year ended December 31, 2014.
Historical Customer Relationship with Devon
As noted above, the Partnership maintained a customer relationship with Devon prior to the business combination pursuant to which certain of the Partnership's subsidiaries provide gathering, transportation, processing and gas lift services to Devon subsidiaries in exchange for fee-based compensation under several agreements with such Devon subsidiaries.  The terms of these agreements vary, but the agreements expire between March 2015 and July 2021 and they automatically renew for month-to-month or year-to-year periods unless canceled by Devon prior to expiration.  In addition, one of the Partnership's subsidiaries has

ENLINK MIDSTREAM PARTNERS, LP
Notes to Consolidated Financial Statements (Continued)
December 31, 2014 and 2013

agreements with a subsidiary of Devon pursuant to which the Partnership's subsidiary purchases and sells NGLs and pays or receives, as applicable, a margin-based fee.  These NGL purchase and sale agreements have month-to-month terms.
Transition Services Agreement
In connection with the consummation of the business combination, the Partnership entered into a transition services agreement with Devon pursuant to which Devon provides certain services to the Partnership with respect to the business and operations of Midstream Holdings, including IT, accounting, pipeline integrity, compliance management and procurement services, and the Partnership provides certain services to Devon and its subsidiaries, including IT, human resources and other commercial and operational services. Substantially all services under the transition services agreement were completed during 2014.
GCF Agreement
In connection with the closing of the business combination, Midstream Holdings entered into an agreement with a wholly-owned subsidiary of Devon pursuant to which Devon agreed, from and after the closing of the business combination, to hold for the benefit of Midstream Holdings, the economic benefits and burdens of Devon’s 38.75% interest in GCF, which owns a fractionation facility in Mont Belvieu, Texas.
Lone Camp Gas Storage Agreement
In connection with the closing of the business combination, Midstream Holdings entered into an agreement with Gas Services under which Midstream Holdings provides gas storage services at its Lone Camp storage facility. Under this agreement, Gas Services reimburses Midstream Holdings for the expenses it incurs in providing the storage services. This agreement has minimal to no impact on Midstream Holdings' annual revenue.
Acacia Transportation Agreement
In connection with the closing of the business combination, Midstream Holdings entered into an agreement with a wholly-owned subsidiary of Devon pursuant to which Midstream Holdings provides transportation services to Devon on its Acacia pipeline.
Office Leases
In connection with the closing of the business combination, the Operating Partnership entered into three office lease agreements with a wholly-owned subsidiary of Devon pursuant to which the Operating Partnership leases office space from Devon at its Bridgeport, Oklahoma City and Cresson office buildings. Rent payable to Devon under these lease agreements is $174,000, $31,000 and $66,000, respectively, on an annual basis.
Tax Sharing Agreement
In connection with the closing of the business combination, the Partnership, ENLC and Devon entered into a tax sharing agreement providing for the allocation of responsibilities, liabilities and benefits relating to any tax for which a combined tax return is due.

ENLINK MIDSTREAM PARTNERS, LP
Notes to Consolidated Financial Statements (Continued)
December 31, 2014 and 2013

The following presents financial information for the Predecessor's affiliate transactions and other transactions with Devon, all of which were settled through an adjustment to equity prior to March 7, 2014 (in millions):

	Year Ended December 31,
	2014	2013	2012
Continuing Operations:
Operating revenues - affiliates	$(436.4)	$(2,116.5)	$(1,753.9)
Operating expenses - affiliates	340.0	1,669.5	1,385.8
Net affiliate transactions	(96.4)	(447.0)	(368.1)
Capital expenditures	16.2	244.3	337.2
Other third-party transactions, net	58.9	51.5	118.7
Net third-party transactions	75.1	295.8	455.9
Net cash distributions to Devon - continuing operations	(21.3)	(151.2)	87.8
Non-cash distribution of net assets to Devon	(6.3)	—	—
Total net distributions per equity	$(27.6)	$(151.2)	$87.8

Discontinued operations:
Operating revenues - affiliates	$(10.4)	$(84.6)	$(152.0)
Operating expenses - affiliates	5.0	32.7	86.3
Cash used in financing activities - affiliates	—	(5.6)	(1.1)
Net affiliate transactions	(5.4)	(57.5)	(66.8)
Capital expenditures	0.6	1.1	26.5
Other third-party transactions, net	0.4	(72.0)	(23.6)
Net third-party transactions	1.0	(70.9)	2.9
Net distributions to Devon and non-controlling interests - discontinued operations	(4.4)	(128.4)	(63.9)
Non-cash distribution of net assets to Devon	(39.9)	—	—
Total net distributions per equity	$(44.3)	$(128.4)	$(63.9)
Total distributions- continuing and discontinued operations	$(71.9)	$(279.6)	$23.9

For the years ended December 31, 2014, 2013, 2012, Devon was a significant customer to the Partnership. Devon accounted for 30.6%, 92.2% and 91.9% of the Partnership's revenues for the year ended December 31, 2014, 2013 and 2012, respectively. The affiliate revenues after March 7, 2014 through December 31, 2014 were $636.6 million. The Partnership had an accounts receivable balance related to transactions with Devon of $121.6 million as of December 31, 2014. Additionally, the Partnership had an accounts payable balance related to transactions with Devon of $3.0 million as of December 31, 2014.
Share-based compensation costs included in the management services fee charged to Midstream Holdings by Devon were approximately $2.8 million for the year ended December 31, 2014 and $12.8 million for both 2013 and 2012. Pension, postretirement and employee savings plan costs included in the management services fee charged to the Partnership by Devon were approximately $1.6 million, $8.7 million and $9.1 million for the year ended December 31, 2014, 2013 and 2012 respectively. These amounts are included in general and administrative expenses in the accompanying statements of operations.
Transactions with ENLC
ENLC paid the Partnership $1.2 million during the year ended December 31, 2014 to cover its portion of administrative and compensation costs for officers and employees that perform services for ENLC. This reimbursement is evaluated on an annual basis. Officers and employees that perform services for ENLC provide an estimate of the portion of their time devoted to such services. A portion of their annual compensation (including bonuses, payroll taxes and other benefit costs) is allocated to ENLC for reimbursement based on these estimates. In addition, an administrative burden is added to such costs to reimburse us for additional support costs, including, but not limited to, consideration for rent, office support and information service support.

ENLINK MIDSTREAM PARTNERS, LP
Notes to Consolidated Financial Statements (Continued)
December 31, 2014 and 2013

(5) Long-Term Debt
As of December 31, 2014, long-term debt consisted of the following (in millions):

2014
Bank credit facility (due 2019), interest based on Prime and/or LIBOR plus an applicable margin, interest rate at December 31, 2014 was 1.9%	$237.0
Senior unsecured notes (due 2019), net of discount of $0.5 million, which bear interest at the rate of 2.70%	399.5
Senior unsecured notes (due 2022), including a premium of $21.9 million, which bear interest at the rate of 7.125%	184.4
Senior unsecured notes (due 2024), including a premium of $3.2 million, which bear interest at the rate of 4.40%	553.2
Senior unsecured notes (due 2044), net of discount of $0.3 million, which bear interest at the rate of 5.60%	349.7
Senior unsecured notes (due 2045), net of discount of $1.7 million, which bear interest at the rate of 5.05%	298.3
Other debt	0.4
Debt classified as long-term	$2,022.5
Maturities.    Maturities for the long-term debt as of December 31, 2014 are as follows (in millions):

2015	$0.2
2016	0.1
2017	0.1
2018	—
2019	637.0
Thereafter	1,362.4
Subtotal	1,999.8
Less: premium (discount)	22.7
Total outstanding debt	$2,022.5

Credit Facility. On February 20, 2014, the Partnership entered into a new $1.0 billion unsecured revolving credit facility, which includes a $500.0 million letter of credit subfacility (the “Partnership credit facility”). The Partnership credit facility will mature on the fifth anniversary of the initial funding date, which was March 7, 2014, unless the Partnership requests, and the requisite lenders agree, to extend it pursuant to its terms. The Partnership credit facility contains certain financial, operational and legal covenants. Among other things, these covenants include maintaining a ratio of consolidated indebtedness to consolidated EBITDA (as defined in the Partnership credit facility, which definition includes projected EBITDA from certain capital expansion projects) of no more than 5.0 to 1.0. If the Partnership consummates one or more acquisitions in which the aggregate purchase price is $50.0 million or more, the maximum allowed ratio of consolidated indebtedness to consolidated EBITDA will increase to 5.5 to 1.0 for the quarter of the acquisition and the three following quarters.
Borrowings under the Partnership credit facility bear interest at the Partnership’s option at the Eurodollar Rate (the LIBOR Rate) plus an applicable margin or the Base Rate (the highest of the Federal Funds Rate plus 0.50%, the 30-day Eurodollar Rate plus 1.0% or the administrative agent’s prime rate) plus an applicable margin. The applicable margins vary depending on the Partnership’s credit rating. Upon breach by the Partnership of certain covenants governing the Partnership credit facility, amounts outstanding under the Partnership credit facility, if any, may become due and payable immediately. The Partnership expects to be in compliance with the covenants in the existing credit facility for at least the next twelve months.
As of December 31, 2014, there were $13.9 million in outstanding letters of credit and $237.0 million in outstanding borrowings under the Partnership’s credit facility, leaving approximately $749.1 million available for future borrowing based on the borrowing capacity of $1.0 billion.

ENLINK MIDSTREAM PARTNERS, LP
Notes to Consolidated Financial Statements (Continued)
December 31, 2014 and 2013

Pricing Level	Debt Ratings	Applicable Rate Commitment Fee	EuroDollar Rate/Letter of Credit	Base Rate +
1	A-/A3 or better	0.100%	1.000%	—%
2	BBB+/Baa1	0.125%	1.125%	0.125%
3	BBB/Baa2	0.175%	1.250%	0.250%
4	BBB-/Baa3	0.225%	1.500%	0.500%
5	BB+/Ba1	0.275%	1.625%	0.625%
6	BB/Ba2 or worse	0.350%	1.750%	0.750%

Senior Unsecured Notes.    On March 7, 2014, the Partnership recorded $725.0 million in aggregate principal amount of 8.875% senior unsecured notes (the “2018 Notes”) due on February 15, 2018 in the business combination. As a result of the business combination, the 2018 Notes were recorded at fair value in accordance with acquisition accounting at an amount of $761.3 million, including a premium of $36.3 million, as of March 7, 2014.
On March 7, 2014, the Partnership recorded $196.5 million in aggregate principal amount of 7.125% senior unsecured notes (the “2022 Notes”) due on June 1, 2022 in the business combination. The interest payments on the 2022 Notes are due semi-annually in arrears in June and December. As a result of the business combination, the 2022 Notes were recorded at fair value in accordance with acquisition accounting at an amount of $226.0 million, including a premium of $29.5 million. On July 20, 2014, the Partnership redeemed $18.5 million aggregate principal amount of the 2022 Notes for $20.0 million, including accrued interest. On September 20, 2014, the Partnership redeemed an additional $15.5 million aggregate principal amount of the 2022 Notes for $17.0 million, including accrued interest. The Partnership recorded a gain on extinguishment of debt related to the redemption of the 2022 Notes of $2.4 million for the year ended December 31, 2014.
On March 12, 2014, the Partnership commenced a tender offer to purchase any and all of the outstanding 2018 Notes. Approximately $536.1 million, or approximately 74%, of the 2018 Notes were validly tendered and on March 19, 2014, the Partnership made a payment of approximately $567.4 million for all such tendered 2018 Notes. Also on March 19, 2014, the Partnership delivered a notice of redemption for any and all outstanding 2018 Notes. All remaining outstanding 2018 Notes were redeemed on April 18, 2014 for $200.2 million, including accrued interest. The Partnership recorded a gain on extinguishment of debt related to the redemption of the 2018 Notes of $0.7 million for the year ended December 31, 2014.
On March 19, 2014, the Partnership issued $1.2 billion aggregate principal amount of unsecured senior notes, consisting of $400.0 million aggregate principal amount of its 2.700% senior notes due 2019 (the “2019 Notes”), $450.0 million aggregate principal amount of its 4.400% senior notes due 2024 (the “Initial 2024 Notes”) and $350.0 million aggregate principal amount of its 5.600% senior notes due 2044 (the “2044 Notes”), at prices to the public of 99.850%, 99.830% and 99.925%, respectively, of their face value. The 2019 Notes mature on April 1, 2019, the 2024 Notes mature on April 1, 2024 and the 2044 Notes mature on April 1, 2044. The interest payments on the 2019 Notes, 2024 Notes and 2044 Notes are due semi-annually in arrears in April and October.
On November 12, 2014, the Partnership issued $100.0 million aggregate principal amount of its 4.400% senior notes due 2024 (the “2024 Notes”) and $300.0 million aggregate principal amount of its 5.050% senior notes due 2045 (the “2045 Notes”), at prices to the public of 104.007% and 99.452%, respectively, of their face value. The 2024 Notes were offered as an additional issue of the Partnership’s outstanding 4.400% Senior Notes due 2024, issued in an aggregate principal amount of $450.0 million on March 19, 2014. The 2024 Notes and the notes issued on March 19, 2014 are treated as a single class of debt securities and have identical terms, other than the issue date. The 2045 Notes mature on April 1, 2045, and interest payments on the 2045 Notes are due semi-annually in arrears in April and October.

Prior to June 1, 2017, the Partnership may redeem all or part of the remaining 2022 Notes at the redemption price equal to the sum of the principal amount thereof, plus a make-whole premium at the redemption date, plus accrued and unpaid interest to the redemption date. On or after June 1, 2017, the Partnership may redeem all or a part of the remaining 2022 Notes at redemption prices (expressed as percentages of principal amount) equal to 103.563% for the twelve-month period beginning on June 1, 2017, 102.375% for the twelve-month period beginning on June 1, 2018, 101.188% for the twelve-month period beginning on June 1, 2019 and 100.000% for the twelve-month period beginning on June 1, 2020 and at any time thereafter, plus accrued and unpaid interest, if any, to the applicable redemption date on the 2022 Notes.

ENLINK MIDSTREAM PARTNERS, LP
Notes to Consolidated Financial Statements (Continued)
December 31, 2014 and 2013

Prior to March 1, 2019, the Partnership may redeem all or a part of the 2019 Notes at a redemption price equal to the greater of: (i) 100% of the principal amount of the 2019 Notes to be redeemed; or (ii) the sum of the remaining scheduled payments of principal and interest on the 2019 Notes to be redeemed that would be due after the related redemption date but for such redemption (exclusive of interest accrued to, but excluding, the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus 20 basis points; plus accrued and unpaid interest to, but excluding, the redemption date. At any time on or after March 1, 2019, the Partnership may redeem all or a part of the 2019 Notes at a redemption price equal to 100% of the principal amount of the 2019 Notes to be redeemed plus accrued and unpaid interest to, but excluding, the redemption date.
Prior to January 1, 2024, the Partnership may redeem all or a part of the 2024 Notes at a redemption price equal to the greater of: (i) 100% of the principal amount of the 2024 Notes to be redeemed; or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 2024 Notes to be redeemed that would be due after the related redemption date but for such redemption (exclusive of interest accrued to, but excluding, the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus 25 basis points; plus accrued and unpaid interest to, but excluding, the redemption date. At any time on or after January 1, 2024, the Partnership may redeem all or a part of the 2024 Notes at a redemption price equal to 100% of the principal amount of the 2024 Notes to be redeemed plus accrued and unpaid interest to, but excluding, the redemption date.
Prior to October 1, 2043, the Partnership may redeem all or a part of the 2044 Notes at a redemption price equal to the greater of: (i) 100% of the principal amount of the 2044 Notes to be redeemed; or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 2044 Notes to be redeemed that would be due after the related redemption date but for such redemption (exclusive of interest accrued to, but excluding, the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus 30 basis points; plus accrued and unpaid interest to, but excluding, the redemption date. At any time on or after October 1, 2043, the Partnership may redeem all or a part of the 2044 Notes at a redemption price equal to 100% of the principal amount of the 2044 Notes to be redeemed plus accrued and unpaid interest to, but excluding, the redemption date.
Prior to October 1, 2044, the Partnership may redeem all or a part of the 2045 Notes at a redemption price equal to the greater of: (i) 100% of the principal amount of the 2045 Notes to be redeemed; or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 2045 Notes to be redeemed that would be due after the related redemption date but for such redemption (exclusive of interest accrued to, but excluding, the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus 30 basis points; plus accrued and unpaid interest to, but excluding, the redemption date. At any time on or after October 1, 2044, the Partnership may redeem all or a part of the 2045 Notes at a redemption price equal to 100% of the principal amount of the 2045 Notes to be redeemed plus accrued and unpaid interest to, but excluding, the redemption date.
The indentures governing the Senior Notes contain covenants that, among other things, limit our ability to create or incur certain liens or consolidate, merge or transfer all or substantially all of our assets.
Each of the following is an event of default under the indentures:

•	failure to pay any principal or interest when due;

•	failure to observe any other agreement, obligation or other covenant in the indenture, subject to the cure periods for certain failures;

•	our default under other indebtedness that exceeds a certain threshold amount;

•	failure by us to pay final judgments that exceed a certain threshold amount; and

•	bankruptcy or other insolvency events involving us.

If an event of default relating to bankruptcy or other insolvency events occurs, the Senior Notes will immediately become due and payable. If any other event of default exists under the indenture, the trustee under the indenture or the holders of the Senior Notes may accelerate the maturity of the Senior Notes and exercise other rights and remedies.
Other Borrowings. On December 31, 2014, E2 Energy Services LLC (“E2 Services”), one of the Ohio services companies in which the Partnership invests, had certain promissory notes outstanding related to its vehicle fleet in the amount of $0.4 million due in increments through July 2017. The notes bear interest at fixed rates ranging from 3.9% to 7.0%.

ENLINK MIDSTREAM PARTNERS, LP
Notes to Consolidated Financial Statements (Continued)
December 31, 2014 and 2013

(6) Income Taxes
The Predecessor’s historical combined financial statements include U.S. federal and state income tax expense. As a result of the business combination, the Predecessor was reorganized and Midstream Holdings is treated as a partnership and not subject to federal or certain state income taxes subsequent to the March 7, 2014 transaction date. The elimination of Predecessor’s related deferred federal and state income tax liabilities totaling $444.5 million is reflected through equity and treated as a reorganization under common control.
The Partnership is subject to the Texas margin tax consisting generally of a 1% tax on the amount by which total revenues exceed cost of goods sold, as apportioned to Texas.
Deferred tax liabilities also include $63.1 million related to the legacy Partnership’s wholly-owned corporate entity that was formed to acquire the common stock of Clearfield Energy, Inc. and assumed the carryover tax basis of the ORV assets acquired from Clearfield. This deferred tax liability represents the future tax payable on the difference between the fair value and the tax basis of the assets acquired and is expected to become payable no later than 2027.
Our taxable income or loss, which may vary substantially from the net income or net loss we report in our consolidated statement of operations, is includable in the federal income tax returns of each partner.  The aggregate difference in the basis of our net assets for financial and tax reporting purposes cannot be readily determined as we do not have access to information about each partner’s tax attributes in us.
The Partnership provides for income taxes using the liability method. Accordingly, deferred taxes are recorded for the differences between the tax and book basis that will reverse in future periods (in millions).

	Years Ended December 31,
	2014	2013	2012
Current income tax expense	$6.7	$31.5	$59.1
Deferred tax expense (benefit)	15.3	35.5	(12.9)
Total income tax expense	$22.0	$67.0	$46.2
The following schedule reconciles the Predecessor’s total income tax expense and the amount computed by applying the statutory U.S. federal tax rate to income from continuing operations before income taxes (in millions):

	Years Ended December 31,
	2014	2013	2012

Expected income tax expense based on federal statutory rate of 35%	$20.0	$65.1	$44.6
State income taxes, net of federal benefit and other	3.8	1.9	1.6
Other taxes (benefit)	(1.8)	—	—
Total income tax expense	$22.0	$67.0	$46.2

Deferred Tax Assets and Liabilities
The tax effects of temporary differences that gave rise to significant portions of the Predecessor’s deferred tax assets and liabilities are presented below (in millions):

ENLINK MIDSTREAM PARTNERS, LP
Notes to Consolidated Financial Statements (Continued)
December 31, 2014 and 2013

	Years Ended December 31,
	2014	2013
Deferred income tax assets:
Asset retirement obligations	$—	$2.8
Other	—	0.4
Total deferred tax assets	—	3.2
Deferred tax liabilities:
Property, plant and equipment	(73.1)	(444.1)
Total deferred tax liabilities	(73.1)	(444.1)
Deferred tax liability, net	$(73.1)	$(440.9)
A reconciliation of the beginning and ending amount of the unrecognized tax benefits is as follows (in millions):

Balance as of December 31, 2013	$—
Unrecognized tax positions assumed in merger	3.8
Decrease due to prior year tax positions	(2.0)
Increases due to current year tax positions	0.2
Balance as of December 31, 2014	$2.0
The $2.0 million decrease due to prior year tax positions mainly consists of unrecognized tax benefits assumed in the merger that expired in 2014. Unrecognized tax benefits as of December 31, 2014 of $2.0 million if recognized, would affect the effective tax rate. It is unknown when the remaining uncertain tax position will be resolved.
Per the Partnership's accounting policy election, $0.1 million of penalties and interest related to prior year tax positions was recorded to income tax expense in 2014. In the event interest or penalties are incurred with respect to income tax matters, the Partnership's policy will be to include such items in income tax expense. As of December 31, 2014, tax years 2011 through 2014 remain subject to examination by the Internal Revenue Service and tax years 2010 through 2014 remain subject to examination by various state taxing authorities.
(7)      Partners’ Capital
(a) Issuance of Common Units
In November 2014, the Partnership issued 12,075,000 common units representing limited partner interests in the Partnership at an offering price of $28.37 per unit for net proceeds of $332.3 million. The net proceeds from the common units offering were used for capital expenditures and general partnership purposes.
In October 2014, the Partnership issued 1,016,322 common units to ENLC representing limited partner interests in the Partnership as partial consideration for E2 Appalachian Units.
In May 2014, the Partnership entered into an Equity Distribution Agreement (the “EDA”) with BMO Capital Markets Corp. (“BMOCM”). Pursuant to the terms of the EDA, the Partnership may from time to time through BMOCM, as its sales agent, sell common units representing limited partner interests having an aggregate offering price of up to $75.0 million. Through December 31, 2014, the Partnership sold an aggregate of 2.4 million common units under the EDA, generating proceeds of approximately $71.9 million (net of approximately $0.7 million of commissions to BMOCM). The Partnership used the net proceeds for general partnership purposes.
In November 2014, the Partnership entered into an Equity Distribution Agreement (the “BMO EDA”) with BMO Capital Markets Corp., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Jefferies LLC, Raymond James & Associates, Inc. and RBC Capital Markets, LLC (collectively, the “Sales Agents”) to sell up to $350.0 million in aggregate gross sales of the Partnership’s common units representing limited partner interests from time to time through an “at the market” equity offering program. The Partnership may also sell Common Units to any Sales Agent as principal for the Sales Agent’s own account at a price agreed upon at the time of sale. The Partnership has no obligation to sell any of the Common Units under the BMO EDA and may at any time suspend solicitation and offers under the BMO EDA. Through December 2014, the Partnership sold an aggregate of 0.3 million common units under the BMO EDA, generating proceeds of

ENLINK MIDSTREAM PARTNERS, LP
Notes to Consolidated Financial Statements (Continued)
December 31, 2014 and 2013

approximately $7.8 million (net of approximately $0.1 million of commissions). The Partnership used the net proceeds for general partnership purposes.

(b)  Distributions

Unless restricted by the terms of the Partnership’s credit facility and/or the indentures governing the Partnership's unsecured senior notes, the Partnership must make distributions of 100% of available cash, as defined in the partnership agreement, within 45 days following the end of each quarter. Distributions are made to the General Partner in accordance with its current percentage interest with the remainder to the common unitholders, subject to the payment of incentive distributions as described below to the extent that certain target levels of cash distributions are achieved. The Partnership's first quarter 2014 distribution on its common units and Class B Units of $0.36 per unit and $0.10 per unit, respectively, was paid on May 14, 2014. Distributions declared for the Class B Units represent a pro rata distribution for the number of days the Class B Units were issued and outstanding during the quarter. The Class B Units automatically converted into common units on a one-for-one basis on May 6, 2014. The Partnership declared a second quarter 2014 distribution on its common units of $0.365 per unit which was paid on August 13, 2014. The Partnership declared a third quarter 2014 distribution on its common units of $0.37 which was paid on November 13, 2014. Additionally, the Partnership declared a fourth quarter 2014 distribution on its common units of $0.375 per unit which was paid on February 12, 2015.
Our General Partner owns the general partner interest in us and all of our incentive distribution rights. Our General Partner is entitled to receive incentive distributions if the amount we distribute with respect to any quarter exceeds levels specified in our partnership agreement. Under the quarterly incentive distribution provisions, our General Partner is entitled to 13.0% of amounts we distribute in excess of $0.25 per unit, 23% of the amounts we distribute in excess of $0.3125 per unit and 48.0% of amounts we distribute in excess of $0.375 per unit.

ENLINK MIDSTREAM PARTNERS, LP
Notes to Consolidated Financial Statements (Continued)
December 31, 2014 and 2013

(c) Earnings per Unit and Dilution Computations
As required under FASB ASC 260-10-45-61A, unvested share-based payments that entitle employees to receive non-forfeitable distributions are considered participating securities, as defined in FASB ASC 260-10-20, for earnings per unit calculations. Net income earned by the Predecessor prior to March 7, 2014 is not included for purposes of calculating earnings per unit as the Predecessor did not have any unitholders. Net income attributable to the Transferred Interests and VEX Interests acquired from Acacia and Devon, respectively, for the period prior to the Partnership’s acquisition of the Transferred Interests and VEX Interests are not allocated to the limited partners for purposes of calculating net income per common unit.
The following table reflects the computation of basic and diluted earnings per limited partner units for the periods presented (in millions except per unit amounts):

Year Ended December 31,
2014*
Limited partners’ interest in net income	$136.7
Distributed earnings allocated to:
Common units and Class B Units (1) (2)	$310.0
Unvested restricted units	1.3
Total distributed earnings	$311.3
Undistributed loss allocated to:
Common units and Class B Units (2)	$(173.9)
Unvested restricted units	(0.7)
Total undistributed loss	$(174.6)
Net income allocated to:
Common units and Class B Units (2)	$136.1
Unvested restricted units	0.6
Total limited partners’ interest in net income	$136.7
Total basic and diluted net income per unit:
Basic	$0.59
Diluted	$0.59
__________________________________________________
* The 2014 amounts consist only of the period from March 7, 2014 through December 31, 2014.
(1) The 2014 amount represents distributions of $0.36 per unit paid on May 14, 2014, distributions of $0.365 per unit paid on August 13, 2014 , distributions of $0.37 per unit paid on November 13, 2014 and distributions declared of $0.375 per unit payable on February 12, 2015.
(2) The 2014 amount includes distribution of $0.10 per unit for Class B Units paid on May 14, 2014. The Class B Units converted into common units on a one-for-one basis on May 6, 2014.

ENLINK MIDSTREAM PARTNERS, LP
Notes to Consolidated Financial Statements (Continued)
December 31, 2014 and 2013

The following are the unit amounts used to compute the basic and diluted earnings per limited partner unit for the year ended December 31, 2014 (in millions):

Year Ended December 31,
2014
Basic and diluted earnings per unit:
Weighted average limited partner common units outstanding (1)	232.8
Diluted weighted average units outstanding:
Weighted average limited partner basic common units outstanding (1)	232.8
Dilutive effect of restricted units issued	0.4
Total weighted average limited partner diluted common units outstanding (1)	233.2
(1) Weighted average limited partner common units outstanding do not include Class D Common Units and Class E Common Units issued on February 17, 2015 and May 27, 2015, respectively, in connection with the acquisitions of the Transferred Interests or the common units issued on April 1, 2015 in connection with the acquisition of the VEX Interests.
All outstanding units were included in the computation of diluted earnings per unit and weighted based on the number of days such units were outstanding during the period presented.
Net income is allocated to the General Partner in an amount equal to its incentive distribution rights as described in Note 7(b). The General Partner's share of net income consists of incentive distribution rights to the extent earned, a deduction for unit-based compensation attributable to ENLC’s restricted units and the percentage interest of the Partnership’s net income adjusted for ENLC's unit-based compensation specifically allocated to the General Partner. The net income allocated to the general partner is as follows (in millions):

Year Ended December 31,
2014 (1)
Income allocation for incentive distributions	$20.6
Unit-based compensation attributable to ENLC’s restricted units	(10.4)
General Partner interest in net income	1.1
General Partner interest in E2, Transferred Interests and VEX Interests	127.0
General Partner share of net income	$138.3
(1) Financial information has been recast to include the financial position and results attributable to the Transferred Interests and VEX Interests.

(8) Asset Retirement Obligations
The schedule below summarizes the changes in the Partnership’s asset retirement obligations:

	December 31, 2014 (1)	December 31, 2013
	(in millions)
Beginning asset retirement obligations	$7.7	$9.1
Revisions to existing liabilities	2.2	(1.8)
Liabilities acquired	10.2	—
Accretion	0.5	0.5
Liabilities settled	—	(0.1)
Ending asset retirement obligations	$20.6	$7.7
(1) Financial information has been recast to include the financial position and results attributable to the VEX Interests.

ENLINK MIDSTREAM PARTNERS, LP
Notes to Consolidated Financial Statements (Continued)
December 31, 2014 and 2013

Asset retirement obligations of $8.2 million as of December 31, 2014 are included in Other Current Liabilities.

(9) Investment in Unconsolidated Affiliates
The Partnership’s unconsolidated investments consisted of a contractual right to the benefits and burdens associated with Devon's 38.75% ownership interest in GCF at December 31, 2014 and 2013 and a 30.6% ownership interest in Howard Energy Partners (“HEP”) at December 31, 2014.
The following table shows the activity related to the Partnership’s investment in unconsolidated affiliates for the periods indicated (in millions):

	Gulf Coast Fractionators	Howard Energy Partners (1)	Total
December 31, 2014
Distributions	$11.0	$12.7	$23.7
Equity in income	$17.1	$1.8	$18.9

December 31, 2013
Distributions	$12.0	$—	$12.0
Equity in income	$14.8	$—	$14.8

December 31, 2012
Distributions	$2.3	$—	$2.3
Equity in income	$2.0	$—	$2.0
(1) Includes income and distributions for the period from March 7, 2014 through December 31, 2014.
The following table shows the balances related to the Partnership’s investment in unconsolidated affiliates for the periods indicated (in millions)

	December 31, 2014	December 31, 2013
Gulf Coast Fractionators (1)	$54.1	$61.1
Howard Energy Partners	216.7	—
Total investments in unconsolidated affiliates	$270.8	$61.1
(1) Devon retained $13.1 million of the undistributed earnings due from GCF, as of March 7, 2014 when the GCF contractual right allocating the benefits and burdens of the 38.75% ownership interest in GCF to the Partnership became effective. The $13.1 million of the undistributed earnings was reflected as a reduction in the GCF investment on March 7, 2014.

(10) Employee Incentive Plans
(a) Long-Term Incentive Plans
The Partnership and ENLC each have similar unit or unit-based payment plans for employees, which are described below. Unit-based compensation associated with ENLC's compensation plan awarded to officers and employees of the Partnership are recorded by the Partnership since ENLC has no substantial or managed operating activities other than its interests in the Partnership and Midstream Holdings. Amounts recognized in the consolidated financial statements with respect to these plans are as follows (in millions):

ENLINK MIDSTREAM PARTNERS, LP
Notes to Consolidated Financial Statements (Continued)
December 31, 2014 and 2013

	Year Ended December 31,
	2014	2013	2012
Cost of unit-based compensation allocated to Predecessor general and administrative expense (1)	$2.8	$12.8	$12.8
Cost of unit-based compensation charged to general and administrative expense	16.7	—	—
Cost of unit-based compensation charged to operating expense	2.7	—	—
Total amount charged to income	$22.2	$12.8	$12.8

(1)	Unit-based compensation expense was treated as a contribution by the Predecessor in the Consolidated Statement of Changes in Partners' Equity.
The Partnership accounts for unit-based compensation in accordance with FASB ASC 718, which requires that compensation related to all unit-based awards, including unit options, be recognized in the consolidated financial statements. On March 7, 2014, the General Partner amended and restated the amended and restated EnLink Midstream GP, LLC Long-Term Incentive Plan (the “Plan”) (formerly the Crosstex Energy GP, LLC Long-Term Incentive Plan). Amendments to the Plan included a change in name and other technical amendments. The Plan provides for the issuance of up to 9,070,000 awards.
(b) Restricted Incentive Units
The restricted incentive units are valued at their fair value at the date of grant which is equal to the market value of common units on such date. A summary of the restricted incentive unit activity for the year ended December 31, 2014 is provided below:

EnLink Midstream Partners, LP Restricted Incentive Units:	Number of Units	Weighted Average Grant-Date Fair Value
Non-vested, beginning of period	—	$—
Assumed in business combination	371,225	30.51
Granted	768,989	31.47
Vested*	(62,428)	29.40
Forfeited	(55,595)	31.35
Non-vested, end of period	1,022,191	$31.25
Aggregate intrinsic value, end of period (in millions)	$29.7
_______________________________________________________________________________

*	Vested units include 24,314 units withheld for payroll taxes paid on behalf of employees.
Restricted incentive units assumed in the business combination were valued as of March 7, 2014, will vest at the end of two years. These units are included in the restricted incentive units outstanding and the current unit-based compensation cost calculations as of December 31, 2014. The Partnership issued restricted incentive units in 2014 to officers and other employees. These restricted incentive units typically vest at the end of three years.
A summary of the restricted incentive units' aggregate intrinsic value (market value at vesting date) and fair value of units vested (market value at date of grant) during the year ended December 31, 2014 are provided below (in millions):

Year Ended December 31,
EnLink Midstream Partners, LP Restricted Incentive Units:	2014
Aggregate intrinsic value of units vested	$1.8
Fair value of units vested	$1.9
As of December 31, 2014, there was $20.1 million of unrecognized compensation cost related to Partnership non-vested restricted incentive units. That cost is expected to be recognized over a weighted-average period of 1.9 years.

ENLINK MIDSTREAM PARTNERS, LP
Notes to Consolidated Financial Statements (Continued)
December 31, 2014 and 2013

(c) Unit Options
During the year ended December 31, 2014, 37,432 unit options of the Partnership were exercised with an intrinsic value of $0.8 million. As of December 31, 2014, all unit options were fully vested and fully expensed.
(d) EnLink Midstream, LLC’s Restricted Incentive Units
On February 5, 2014, ENLC's sole unitholder at the time, EnLink Midstream Manager, LLC, approved the EnLink Midstream, LLC 2014 Long-Term Incentive Plan (the “Company Plan”). The Company Plan provides for the issuance of 11,000,000 awards.
On March 7, 2014, effective as of the closing of the business combination, ENLC (i) assumed the Crosstex Energy, Inc. 2009 Long-Term Incentive Plan (the “2009 Plan”) and all awards thereunder outstanding following the business combination and (ii) amended and restated the 2009 Plan to reflect the conversion of the awards under the 2009 Plan relating to EMI’s common stock to awards in respect of common units of ENLC.
ENLC’s restricted incentive units are valued at their fair value at the date of grant which is equal to the market value of the common units on such date. A summary of the restricted incentive unit activities for the year ended December 31, 2014 is provided below:

EnLink Midstream, LLC Restricted Incentive Units:	Number of Units	Weighted Average Grant-Date Fair Value
Non-vested, beginning of period	—	$—
Assumed in business combination	435,674	37.60
Granted	678,347	36.71
Vested*	(78,133)	37.64
Forfeited	(49,416)	36.75
Non-vested, end of period	986,472	$37.03
Aggregate intrinsic value, end of period (in millions)	$35.1
_______________________________________________________________________________
* Vested shares include 31,093 units withheld for payroll taxes paid on behalf of employees.
Restricted incentive units assumed in the business combination were valued as of March 7, 2014, will vest at the end of two years. These units are included in restricted incentive units outstanding and the current unit-based compensation cost calculations as of December 31, 2014. ENLC issued restricted incentive units in 2014 to officers and other employees. These restricted incentive units typically vest at the end of three years and are included in restricted incentive units outstanding.
A summary of the restricted units' aggregate intrinsic value (market value at vesting date) and fair value of units vested (market value at date of grant) during the years ended December 31, 2014 is provided below (in millions):

Year Ended December 31,
EnLink Midstream LLC Restricted Incentive Units:	2014
Aggregate intrinsic value of units vested	$3.1
Fair value of units vested	$2.9
As of December 31, 2014, there was $20.5 million of unrecognized compensation costs related to ENLC non-vested restricted incentive units for directors, officers and employees. The cost is expected to be recognized over a weighted average period of 1.9 years.
(e) Benefit Plan
The Partnership sponsors a single employer 401(k) plan whereby it matches 100% of up to 6% of an employee’s contribution. Contributions of $5.5 million were made to the plan for the year ended December 31, 2014.

ENLINK MIDSTREAM PARTNERS, LP
Notes to Consolidated Financial Statements (Continued)
December 31, 2014 and 2013

(11) Derivatives
Interest Rate Swaps
The Partnership entered into interest rate swaps for 9 to 22 days in October and November during the year ended December 31, 2014 in connection with the issuance of the 2024 Notes and 2045 Notes in November 2014.
The impact of the interest rate swaps on net income is included in other income (expense) in the consolidated statements of operations as part of interest expense, net, as follows (in millions):

December 31,
2014
Settlement gains on derivatives	$3.6
Commodity Swaps
The Partnership manages its exposure to fluctuation in commodity prices by hedging the impact of market fluctuations. Swaps are used to manage and hedge price and location risk related to these market exposures. Swaps are also used to manage margins on offsetting fixed-price purchase or sale commitments for physical quantities of natural gas, NGLs, condensate and crude oil. The Partnership does not designate transactions as cash flow or fair value hedges for hedge accounting treatment under FASB ASC 815. Therefore, changes in the fair value of the Partnership's derivatives are recorded in revenue in the period incurred. In addition, the risk management policy does not allow the Partnership to take speculative positions with its derivative contracts.
The Partnership commonly enters into index (float-for-float) or fixed-for-float swaps in order to mitigate its cash flow exposure to fluctuations in the future prices of natural gas, NGLs, condensate and crude oil. For natural gas, index swaps are used to protect against the price exposure of daily priced gas versus first-of-month priced gas. They are also used to hedge the basis location price risk resulting from supply and markets being priced on different indices. For natural gas, NGLs, condensate and crude oil, fixed-for-float swaps are used to protect cash flows against price fluctuations: 1) in the NGL component of our percentage of liquids contracts, which we receive as a fee for natural gas processing, 2) in the natural gas processing and fractionation components of our business and 3) in the storage component of our business where we have price risk for product held in inventory or storage.
The components of gain on derivatives in the consolidated statements of operations relating to commodity swaps are (in millions):

Year Ended December 31,
2014*
Change in fair value of derivatives that are not designated for hedge accounting	$22.4
Settlement loss on derivatives	(0.3)
Net gains related to commodity swaps	$22.1
* Amounts consist only of the period from March 7, 2014 through December 31, 2014.
The fair value of derivative assets and liabilities relating to commodity swaps are as follows (in millions):

December 31,
2014
Fair value of derivative assets — current	$16.7
Fair value of derivative assets — long term	10.0
Fair value of derivative liabilities — current	(3.0)
Fair value of derivative liabilities — long term	(2.0)
Net fair value of derivatives	$21.7
Set forth below is the summarized notional volumes and fair value of all instruments held for price risk management purposes at December 31, 2014. The remaining term of the contracts extend no later than December 2016.

ENLINK MIDSTREAM PARTNERS, LP
Notes to Consolidated Financial Statements (Continued)
December 31, 2014 and 2013

		December 31, 2014
Commodity	Instruments	Unit	Volume	Fair Value
			(In millions)
NGL (short contracts)	Swaps	Gallons	(57.0)	$26.3
NGL (long contracts)	Swaps	Gallons	45.4	(4.5)
Natural Gas (short contracts)	Swaps	MMBtu	(5.4)	0.3
Natural Gas (long contracts)	Swaps	MMBtu	3.1	(0.4)
Total fair value of derivatives				$21.7
On all transactions where the Partnership is exposed to counterparty risk, the Partnership analyzes the counterparty's financial condition prior to entering into an agreement, establishes limits and monitors the appropriateness of these limits on an ongoing basis. The Partnership primarily deals with two types of counterparties, financial institutions and other energy companies, when entering into financial derivatives on commodities. The Partnership has entered into Master International Swaps and Derivatives Association Agreements (“ISDAs”) that allow for netting of swap contract receivables and payables in the event of default by either party. If the Partnership's counterparties failed to perform under existing swap contracts, the Partnership's maximum loss as of December 31, 2014 of $26.7 million would be reduced to $21.7 million due to the offsetting of gross fair value payables against gross fair value receivables as allowed by the ISDAs.
Fair Value of Derivative Instruments
Assets and liabilities related to the Partnership's derivative contracts are included in the fair value of derivative assets and liabilities and the profit and loss on the mark to market value of these contracts are recorded net as a loss on derivatives in the consolidated statement of operations. The Partnership estimates the fair value of all of its derivative contracts using actively quoted prices. The estimated fair value of derivative contracts by maturity date was as follows (in millions):

	Maturity Periods
	Less than one year	One to two years	More than two years	Total fair value
December 31, 2014	$13.7	$8.0	$—	$21.7

(12) Fair Value Measurements
FASB ASC 820 sets forth a framework for measuring fair value and required disclosures about fair value measurements of assets and liabilities. Fair value under FASB ASC 820 is defined as the price at which an asset could be exchanged in a current transaction between knowledgeable, willing parties. A liability's fair value is defined as the amount that would be paid to transfer the liability to a new obligor, not the amount that would be paid to settle the liability with the creditor. Where available, fair value is based on observable market prices or parameters or derived from such prices or parameters. Where observable prices or inputs are not available, use of unobservable prices or inputs are used to estimate the current fair value, often using an internal valuation model. These valuation techniques involve some level of management estimation and judgment, the degree of which is dependent on the item being valued.
FASB ASC 820 established a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. These tiers include: Level 1, defined as observable inputs such as quoted prices in active markets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.
The Partnership's derivative contracts primarily consist of commodity swap contracts which are not traded on a public exchange. The fair values of commodity swap contracts are determined using discounted cash flow techniques. The techniques incorporate Level 1 and Level 2 inputs for future commodity prices that are readily available in public markets or can be derived from information available in publicly quoted markets. These market inputs are utilized in the discounted cash flow calculation considering the instrument's term, notional amount, discount rate and credit risk and are classified as Level 2 in hierarchy.

ENLINK MIDSTREAM PARTNERS, LP
Notes to Consolidated Financial Statements (Continued)
December 31, 2014 and 2013

Net assets (liabilities) measured at fair value on a recurring basis are summarized below (in millions):

December 31, 2014
Level 2
Commodity Swaps*	$21.7
Total	$21.7
_______________________________________________________________________________

*
Unrealized gains or losses on commodity derivatives qualifying for hedge accounting are recorded in accumulated other comprehensive income at each measurement date. The fair value of derivative contracts included in assets or liabilities for risk management activities represents the amount at which the instruments could be exchanged in a current arms-length transaction adjusted for credit risk of the Partnership and/or the counterparty as required under FASB ASC 820.

Fair Value of Financial Instruments
The estimated fair value of the Partnership's financial instruments has been determined by the Partnership using available market information and valuation methodologies. Considerable judgment is required to develop the estimates of fair value, thus, the estimates provided below are not necessarily indicative of the amount the Partnership could realize upon the sale or refinancing of such financial instruments (in millions):

	December 31, 2014
	Carrying Value	Fair Value
Long-term debt	$2,022.5	$2,026.1
Obligations under capital lease	$20.3	$19.8
The carrying amounts of the Partnership's cash and cash equivalents, accounts receivable, and accounts payable approximate fair value due to the short-term maturities of these assets and liabilities.
The Partnership had $237.0 million in outstanding borrowings under its revolving credit facility as of December 31, 2014. As borrowings under the credit facility accrue interest under floating interest rate structures, the carrying value of such indebtedness approximates fair value for the amounts outstanding under the credit facility. As of December 31, 2014, the Partnership had borrowings totaling $399.5 million, $553.2 million, $349.7 million and $298.3 million, net of discount, under the 2019 Notes, 2024 Notes, 2044 Notes and 2045 Notes with a fixed rate of 2.70%, 4.40%, 5.60% and 5.05%, respectively. Additionally, the Partnership had borrowings of $184.4 million, including premium, under the 2022 Notes with a fixed rate of 7.125% as of December 31, 2014. The fair value of all senior unsecured notes as of December 31, 2014 was based on Level 2 inputs from third-party market quotations.  The fair value of obligations under capital leases was calculated using Level 2 inputs from third-party banks.

(13) Commitments and Contingencies
(a) Leases—Lessee
The Partnership has operating leases for office space, office and field equipment.

ENLINK MIDSTREAM PARTNERS, LP
Notes to Consolidated Financial Statements (Continued)
December 31, 2014 and 2013

The following table summarizes the Partnership's remaining non-cancelable future payments under operating leases with initial or remaining non-cancelable lease terms in excess of one year (in millions):

2015	$11.6
2016	9.2
2017	6.6
2018	11.5
2019	9.0
Thereafter	71.2
$119.1
(b) Change of Control and Severance Agreements
Certain members of management of the Partnership are parties to change of control and/or severance agreements with the General Partner. The change of control and severance agreements provide those managers with severance payments in certain circumstances.
(c) Environmental Issues
The operation of pipelines, plants and other facilities for the gathering, processing, transmitting or disposing of natural gas, NGLs, crude oil, condensate, brine and other products is subject to stringent and complex laws and regulations pertaining to health, safety and the environment. As an owner or operator of these facilities, the Partnership must comply with United States laws and regulations at the federal, state and local levels that relate to air and water quality, hazardous and solid waste management and disposal, and other environmental matters. The cost of planning, designing, constructing and operating pipelines, plants, and other facilities must incorporate compliance with environmental laws and regulations and safety standards. Failure to comply with these laws and regulations may trigger a variety of administrative, civil and potentially criminal enforcement measures, including citizen suits, which can include the assessment of monetary penalties, the imposition of remedial requirements, and the issuance of injunctions or restrictions on operation. Management believes that, based on currently known information, compliance with these laws and regulations will not have a material adverse effect on the Partnership's results of operations, financial condition or cash flows.
(d) Litigation Contingencies
The Partnership is involved in various litigation and administrative proceedings arising in the normal course of business. In the opinion of management, any liabilities that may result from these claims would not individually or in the aggregate have a material adverse effect on its financial position or results of operations.
At times, the Partnership’s subsidiaries acquire pipeline easements and other property rights by exercising rights of eminent domain and common carrier. As a result, the Partnership (or its subsidiaries) is a party to a number of lawsuits under which a court will determine the value of pipeline easements or other property interests obtained by the Partnership’s subsidiaries by condemnation. Damage awards in these suits should reflect the value of the property interest acquired and the diminution in the value of the remaining property owned by the landowner. However, some landowners have alleged unique damage theories to inflate their damage claims or assert valuation methodologies that could result in damage awards in excess of the amounts anticipated. Although it is not possible to predict the ultimate outcomes of these matters, the Partnership does not expect that awards in these matters will have a material adverse impact on its consolidated results of operations or financial condition.
The Partnership (or its subsidiaries) is defending lawsuits filed by owners of property located near processing facilities or compression facilities constructed by the Partnership as part of its systems. The suits generally allege that the facilities create a private nuisance and have damaged the value of surrounding property. Claims of this nature have arisen as a result of the industrial development of natural gas gathering, processing and treating facilities in urban and occupied rural areas.
In July 2013, the Board of Commissioners for the Southeast Louisiana Flood Protection Authority for New Orleans and surrounding areas filed a lawsuit against approximately 100 energy companies, seeking, among other relief, restoration of wetlands allegedly lost due to historic industry operations in those areas. The suit was filed in Louisiana state court in New Orleans, but was removed to the United States District Court for the Eastern District of Louisiana.  The amount of damages is unspecified. The Partnership's subsidiary, EnLink LIG, LLC, is one of the named defendants as the owner of pipelines in the area.  On February 13, 2015, the court granted defendants’ joint motion to dismiss and dismissed the plaintiff’s claims with

ENLINK MIDSTREAM PARTNERS, LP
Notes to Consolidated Financial Statements (Continued)
December 31, 2014 and 2013

prejudice. The court’s ruling is subject to appeal. The Partnership intends to vigorously defend the case. The validity of the causes of action, as well as the Partnership's costs and legal exposure, if any, related to the lawsuit are not currently determinable.
We own and operate a high-pressure pipeline and underground natural gas and NGL storage reservoirs and associated facilities near Bayou Corne, Louisiana. In August 2012, a large sinkhole formed in the vicinity of this pipeline and underground storage reservoirs. We are seeking to recover our losses from responsible parties. We have sued Texas Brine, the operator of a failed cavern in the area, and its insurers seeking recovery for this damage. We also filed a claim with our insurers, which our insurers denied. We disputed the denial and sued our insurers, but we have agreed to stay the matter pending resolution of our claims against Texas Brine and its insurers. In August 2014, we received a partial settlement with respect the Texas Brine claims in the amount of $6.1 million but additional claims remain outstanding. We cannot give assurance that we will be able to fully recover our losses through insurance recovery or claims against responsible parties.
In June 2014, a group of landowners in Assumption Parish, Louisiana added a subsidiary of the Partnership, EnLink Processing Services, LLC, as a defendant in a pending lawsuit they had filed against Texas Brine Company, LLC, Occidental Chemical Corporation, and Vulcan Materials Company relating to claims arising from the August 2012 sinkhole that formed in the Bayou Corne area of Assumption Parish, Louisiana. The suit is pending in the 23rd Judicial Court, Assumption Parish, Louisiana. Although plaintiffs’ claims against the other defendants have been pending since October 2012, plaintiffs are now alleging that EnLink Processing Services, LLC’s negligence also contributed to the formation of the sinkhole. The amount of damages is unspecified. The validity of the causes of action, as well as the Partnership's costs and legal exposure, if any, related to the lawsuit are not currently determinable. The Partnership intends to vigorously defend the case. The Partnership has also filed a claim for defense and indemnity with its insurers.
In October 2014, Williams Olefins, L.L.C. filed a lawsuit against a subsidiary of the Partnership, EnLink NGL Marketing, LP, in the District Court of Tulsa County, Oklahoma. The plaintiff alleges breach of contract and negligent misrepresentation relating to an ethane output contract between the parties and the subsidiary’s termination of ethane production from one of its fractionation plants. The amount of damages is unspecified. The validity of the causes of action, as well as the Partnership’s costs and legal exposure, if any, related to the lawsuit are not currently determinable. The Partnership intends to vigorously defend the case.
(14) Segment Information
Identification of operating segments is based principally upon regions served. The Partnership's reportable segments consist of the following: natural gas gathering, processing, transmission and fractionation operations located in north Texas, south Texas and the Permian Basin in west Texas (“Texas”), the pipelines and processing plants located in Louisiana and NGL assets located in south Louisiana (“Louisiana”), natural gas gathering and processing operations located throughout Oklahoma (“Oklahoma”) and crude rail, truck, pipeline, and barge facilities in the Ohio River Valley (“ORV”). The VEX Interests are included with the Partnership's ORV crude operations for segment reporting for the year ended December 31, 2014. The Partnership's sales are derived from external domestic customers.
Corporate expenses include general partnership expenses associated with managing all reportable operating segments. Corporate assets consist primarily of cash, property and equipment, including software, for general corporate support, debt financing costs and its investments in HEP and GCF. Profit in the corporate segment for the year ended 2014 includes the operating activity for intersegment eliminations and gains on derivative activity. The Partnership evaluates the performance of its operating segments based on operating revenues and segment profits.

ENLINK MIDSTREAM PARTNERS, LP
Notes to Consolidated Financial Statements (Continued)
December 31, 2014 and 2013

Summarized financial information concerning the Partnership's reportable segments is shown in the following table:

	Texas	Louisiana	Oklahoma	ORV (1)	Corporate	Totals
	(In millions)
Year Ended December 31, 2014 (2):
Sales to external customers	$284.3	$1,852.3	$14.8	$261.3	$—	$2,412.7
Sales to affiliates	782.9	73.2	304.0	7.4	(94.5)	1,073.0
Purchased gas, NGLs, condensate and crude oil	(490.9)	(1,754.2)	(142.5)	(201.4)	94.5	(2,494.5)
Operating expenses	(145.4)	(68.2)	(28.6)	(41.4)	—	(283.6)
Gain on litigation settlement	—	6.1	—	—	—	6.1
Gain on derivative activity	—	—	—	—	22.1	22.1
Segment profit	$430.9	$109.2	$147.7	$25.9	$22.1	$735.8
Depreciation, amortization and impairments	$(125.9)	$(69.3)	$(49.4)	$(37.0)	$(2.7)	$(284.3)
Goodwill	$1,168.2	$786.8	$190.3	$112.5	$—	$2,257.8
Capital expenditures	$271.0	$273.1	$17.1	$183.6	$13.9	$758.7
Year Ended December 31, 2013:
Sales to external customers	$129.3	$—	$50.1	$—	$—	$179.4
Sales to affiliates	1,419.8	—	696.7	—	—	2,116.5
Purchased gas, NGLs, condensate and crude oil	(1,130.4)	—	(605.9)	—	—	(1,736.3)
Operating expenses	(121.2)	—	(35.0)	—	—	(156.2)
Segment profit	$297.5	$—	$105.9	$—	$—	$403.4
Depreciation, amortization and impairments	$(110.6)	$—	$(76.4)	$—	$—	$(187.0)
Goodwill	$325.4	$—	$76.3	$—	$—	$401.7
Capital expenditures	$147.0	$—	$66.1	$—	$—	$213.1
Year Ended December 31, 2012:
Sales to external customers	$124.4	$—	$29.5	$—	$—	$153.9
Sales to affiliates	1,232.8	—	521.1	—	—	1,753.9
Purchased gas, NGLs, condensate and crude oil	(983.3)	—	(444.8)	—	—	(1,428.1)
Operating expenses	(119.8)	—	(30.1)	—	—	(149.9)
Segment profit	$254.1	$—	$75.7	$—	$—	$329.8
Depreciation, amortization and impairments	$(98.3)	$—	$(63.5)	$—	$—	$(161.8)
Goodwill	$325.4	$—	$76.3	$—	$—	$401.7
Capital expenditures	$142.4	$—	$209.3	$—	$—	$351.7

(1) The crude oil operating activities attributable to the VEX Interests are included with ORV's crude oil activities for segment reporting.
(2) Financial information has been recast to include the financial position and results attributable to the VEX Interest.

ENLINK MIDSTREAM PARTNERS, LP
Notes to Consolidated Financial Statements (Continued)
December 31, 2014 and 2013

The table below represents information about segment assets as of December 31, 2014 and 2013 (in millions):

	Years Ended December 31,
Segment Identifiable Assets:	2014 (1)	2013
Texas	$3,302.9	$1,460.0
Louisiana	3,316.5	—
Oklahoma	892.8	777.1
ORV	871.8	—
Corporate	318.0	72.7
Total identifiable assets	$8,702.0	$2,309.8
(1) Financial information has been recast to include the financial position and results attributable to the VEX Interest.
The following table reconciles the segment profits reported above to the operating income as reported in the consolidated statements of operations (in millions):

	Years Ended December 31,
	2014 (1)	2013	2012
Segment profits	$735.8	$403.4	$329.8
General and administrative expenses	(94.5)	(45.1)	(41.7)
Depreciation, amortization and impairments	(284.3)	(187.0)	(161.8)
Gain on sale of property	0.1	—	—
Operating income	$357.1	$171.3	$126.3
(1) Financial information has been recast to include the financial position and results attributable to the VEX Interest.

(15) Quarterly Financial Data (Unaudited)
Summarized unaudited quarterly financial data is presented below.

	First	Second	Third	Fourth	Total
	(In millions, except per unit data)
2014 (1):
Revenues	$723.0	$927.2	$857.4	$1,000.2	$3,507.8
Operating income	$73.6	$91.4	$88.2	$103.9	$357.1
Net income attributable to the EnLink Midstream Partners, LP	$53.6	$81.8	$83.5	$91.6	$310.5
General partner interest in net income	$10.4	$43.5	$43.0	$41.4	$138.3
Limited partners' interest in net income attributable to EnLink Midstream Partners, LP	$7.7	$38.3	$40.5	$50.2	$136.7
Income per limited partner unit-basic	$0.03	$0.17	$0.18	$0.21	$0.59
Income per limited partner unit-diluted	$0.03	$0.17	$0.18	$0.21	$0.59
2013:
Revenues	$526.9	$588.0	$578.2	$602.8	$2,295.9
Operating income	$35.9	$42.6	$48.1	$44.7	171.3
Net income attributable to EnLink Midstream Partners, LP	$29.4	$32.8	$30.3	$23.0	$115.5
(1) Financial information has been recast to include the financial position and results attributable to the Transferred Interests and VEX Interest.

ENLINK MIDSTREAM PARTNERS, LP
Notes to Consolidated Financial Statements (Continued)
December 31, 2014 and 2013

(16) Discontinued Operations
The Predecessor’s historical assets comprised all of Devon’s U.S. midstream assets and operations. However, only its assets serving the Barnett, Cana-Woodford and Arkoma-Woodford Shales, as well as contractual rights to the benefits and burdens associated with Devon's 38.75% interest in GCF, were contributed to Midstream Holdings in connection with the business combination on March 7, 2014. Therefore, the Predecessor's non-contributed historical assets and liabilities are presented as held for sale as of December 31, 2013. All operations activity related to the non-contributed assets prior to March 7, 2014 are classified as discontinued operations.
The following schedule summarizes net income from discontinued operations (in millions):

	Years Ended December 31,
	2014	2013	2012
Operating revenues:
Operating revenues	$6.8	$42.1	$53.1
Operating revenues - affiliates	10.5	84.6	152.0
Total operating revenues	17.3	126.7	205.1

Operating expenses:
Operating expenses:	15.7	130.3	213.2
Total operating expenses	15.7	130.3	213.2

Income (loss) before income taxes	1.6	(3.6)	(8.1)
Income tax provision (benefit)	0.6	(1.3)	(2.9)
Net income (loss)	1.0	(2.3)	(5.2)
Net income attributable to non-controlling interest	—	(1.3)	(1.1)
Net income (loss) including non-controlling interest	$1.0	$(3.6)	$(6.3)

The following table presents the main classes of assets and liabilities associated with the Partnership's discontinued operations at December 31, 2013. There were no assets and liabilities associated with discontinued operations at December 31, 2014:

December 31, 2013
(in millions)
Inventories	$0.2
Other current assets	0.2
Total current assets	0.4
Property, plant & equipment	72.3
Total assets	$72.7

Accounts payable	$3.2
Other current liabilities	1.1
Total current liabilities	4.3
Asset retirement obligations	7.1
Deferred income taxes	25.3
Other long-term liabilities	0.3
Total liabilities	$37.0

ENLINK MIDSTREAM PARTNERS, LP
Notes to Consolidated Financial Statements (Continued)
December 31, 2014 and 2013

(17) Subsequent Events
Credit Facility Amendment. On February 5, 2015, the commitments under the Partnership credit facility were increased to $1.5 billion and the maturity date was extended by a year to March 6, 2020.
LPC Acquisition. On January 31, 2015, the Partnership, through one of its wholly owned subsidiaries acquired LPC Crude Oil Marketing LLC (“LPC”), which has crude oil gathering, transportation and marketing operations in the Permian Basin, for approximately $100.0 million, subject to certain adjustments.